                                                  Filed Pursuant to Rule 424(B)4
                                                 Registration Nos.: 333-14967
                                                                    333-14967-01
                                                                    333-14967-02

PROSPECTUS
-----------------

                      8,000,000 TRUST PREFERRED SECURITIES

                             ENRON CAPITAL TRUST I


         8.30% TRUST ORIGINATED PREFERRED SECURITIES(SM) ("TOPRS(SM)")

             (LIQUIDATION AMOUNT $25 PER TRUST PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                               [ENRON CORP LOGO]
                             ---------------------

    The 8.30% Trust Originated Preferred Securities(SM) (the "TOPrS(SM)" or "Trust Preferred Securities") offered hereby represent preferred undivided beneficial ownership interests in the assets of Enron Capital Trust I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). Enron Corp., a Delaware corporation (the "Company" or "Enron"), will own all the common securities (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities") representing undivided beneficial ownership interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds as described below and engaging in activities incident thereto. The proceeds from the sale of the Trust Securities will be used by the Trust to purchase Partnership Preferred Securities ("Partnership Preferred Securities"), representing the limited partnership interests in Enron Preferred Funding, L.P., a Delaware limited partnership (the "Partnership"). All of the partnership interests in the Partnership other than the limited
                                                        (continued on next page)

    SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE TRUST PREFERRED SECURITIES, INCLUDING CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    The Trust Preferred Securities have been approved for listing on the New York Stock Exchange, Inc. (the "New York Stock Exchange"), subject to official notice of issuance. Trading on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Trust Preferred Securities. See "Underwriting."

                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                               INITIAL PUBLIC        UNDERWRITING          PROCEEDS TO
                                              OFFERING PRICE(1)      COMMISSION(2)         TRUST(3)(4)

--------------------------------------------------------------------------------


Per Trust Preferred Security................        $25.00                (3)                $25.00
-----------------------------------------------------------------------------------------------------------
Total.......................................     $200,000,000             (3)             $200,000,000
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------



(1) Plus accrued distributions, if any, from November 21, 1996.


(2) Enron, the Trust and the Partnership have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(3) In view of the fact that the proceeds of the sale of the Trust Preferred Securities will be ultimately invested in investment instruments of Enron and certain of its subsidiaries, Enron has agreed to pay to the Underwriters as compensation (the "Underwriters' Compensation") $.7875 per Trust Preferred Security (or $6,300,000 in the aggregate); provided that such compensation for sales of 10,000 or more Trust Preferred Securities to a single purchaser will be $.50 per Trust Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."



(4) Expenses of the offering that are payable by Enron are estimated to be $400,000.

                             ---------------------


    The Trust Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Trust Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company ("DTC") on or about November 21, 1996.

                             ---------------------

MERRILL LYNCH & CO.
             DEAN WITTER REYNOLDS INC.
                           A.G. EDWARDS & SONS, INC.
                                      PAINEWEBBER INCORPORATED
                                                RAUSCHER PIERCE REFSNES, INC.
                                                        SMITH BARNEY INC.
                             ---------------------

               The date of this Prospectus is November 18, 1996.


 (SM) "Trust Originated Preferred Securities" and "TOPrS" are service marks of
                           Merrill Lynch & Co., Inc.

                                                     (continued from cover page)

partnership interests represented by the Partnership Preferred Securities are owned by Enron, which is the sole general partner of the Partnership (in such capacity, the "General Partner"). Substantially all of the proceeds from the sale of the Partnership Preferred Securities and the capital contribution from the General Partner will be used by the Partnership to purchase debt instruments of Enron and certain of its subsidiaries (the "Debentures"). In addition, approximately one percent of the proceeds from the sale of the Partnership Preferred Securities and of the capital contribution from the General Partner will be used to purchase certain U.S. government obligations and commercial paper of entities not affiliated with Enron (the "Eligible Debt Securities"). See "Description of the Partnership Preferred Securities -- Partnership Investments."


     Holders of the Trust Preferred Securities will be entitled to receive cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on each March 31, June 30, September 30, and December 31, commencing December 31, 1996, at an annual rate of 8.30% of the liquidation amount of $25 per Trust Preferred Security (equivalent to $2.075 per Trust Preferred Security) if, as and when the Trust has funds available for payment. See "Description of the Trust Preferred Securities -- Distributions." Distributions not paid on the scheduled payment date will accumulate and compound quarterly at a rate per annum equal to 8.30%. The distribution rate and the distribution payment dates and other payment dates for the Trust Preferred Securities will correspond to the distribution rate and distribution payment dates and other payment dates for the Partnership Preferred Securities, which constitute the sole assets of the Trust. As described above, the assets of the Partnership will initially consist only of the Debentures and, to a limited extent, Eligible Debt Securities. The payment of distributions by the Trust and payments on liquidation of the Trust or the redemption of Trust Preferred Securities, as described below, are guaranteed by Enron (the "Trust Guarantee") to the extent the Trust has funds available therefor as described under "Description of the Trust Guarantee." The payment of distributions by the Partnership (if, as and when declared) and payments on liquidation of the Partnership or the redemption of Partnership Preferred Securities, as described below, are also guaranteed by Enron (the "Partnership Guarantee") to the extent the Partnership has funds available therefor as described under "Description of the Partnership Guarantee." In addition, payments in respect of the Debentures (other than the Company Debenture) are fully and unconditionally guaranteed, on a subordinated basis, by Enron (the "Investment Guarantees") for the benefit of the holder of the Partnership Preferred Securities.


     The Trust Guarantee, the Partnership Guarantee and the Investment Guarantees (collectively, the "Guarantees"), when taken together with the Company Debenture and Enron's obligations to pay all fees and expenses of the Trust and the Partnership, constitute a guarantee to the extent set forth herein by Enron of the distribution, redemption and liquidation payments payable to the holders of the Trust Preferred Securities. The Guarantees do not apply, however, to current distributions by the Partnership unless and until such distributions are declared by the Partnership out of funds legally available for payment or to liquidating distributions unless there are assets available for payment in the Partnership, each as more fully described in the next succeeding paragraph and under "Risk Factors -- Insufficient Income or Assets Available to Partnership." Enron's obligations under the Guarantees are subordinate and junior in right of payment to all other liabilities of Enron and rank pari passu with the most senior preferred stock issued from time to time by Enron and with any guarantee now or hereafter entered into by Enron in respect of any preferred security of any affiliate of Enron, and its obligations under the Company Debenture are subordinate and junior in right of payment to all senior indebtedness of Enron. At September 30, 1996, Enron had outstanding consolidated senior indebtedness aggregating approximately $3.6 billion, which would have ranked senior to Enron's obligations under the Guarantees and the Company Debenture. See "Risk Factors -- Ranking of Subordinate Obligations Under the Guarantees and the Company Debenture."

     Distributions on the Partnership Preferred Securities will be declared and paid only as determined in the sole discretion of Enron in its capacity as the General Partner of the Partnership. In addition, the General Partner is not obligated to declare distributions on the Partnership Preferred Securities at any time, including upon or following a Partnership Enforcement Event. To the extent that the issuers (including, where applicable, Enron, as guarantor) of the securities in which the Partnership invests fail to make any payments in respect of such securities (or, if applicable, guarantees), the Partnership will not have sufficient funds to pay

                                                     (continued from cover page)

and will not declare or pay distributions on the Partnership Preferred Securities. In addition, as described under "Risk Factors -- Insufficient Income or Assets Available to Partnership," the Partnership may not have sufficient funds to pay current or liquidating distributions on the Partnership Preferred Securities if (i) at any time that the Partnership is receiving current payments in respect of the securities held by the Partnership (including the Debentures), the General Partner, in its sole discretion, does not declare distributions on the Partnership Preferred Securities and the Partnership receives insufficient amounts to pay the additional compounded distributions that will accrue in respect of the Partnership Preferred Securities, (ii) the Partnership reinvests the proceeds received in respect of the Debentures upon their retirement or at their maturities in Affiliate Investment Instruments and Eligible Debt Securities that do not generate income in an amount that is sufficient to pay full distributions in respect of the Partnership Preferred Securities or (iii) the Partnership invests in equity or debt securities of Investment Affiliates that are not guaranteed by Enron and that cannot be liquidated by the Partnership for an amount sufficient to pay such distributions in full. If the Partnership does not declare and pay distributions on the Partnership Preferred Securities out of funds legally available for distribution, the Trust will not have sufficient funds to make distributions on the Trust Preferred Securities, in which event the Trust Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor. See "Risk
Factors -- Distributions Payable Only if Declared by General Partner; Restrictions on Certain Payments; Tax Consequences," "-- Insufficient Income or Assets Available to Partnership," "Description of the Trust Preferred
Securities -- Distributions" and "Description of the Partnership Preferred Securities -- Distributions."

     If for any distribution period, (i) full distributions on a cumulative basis on any Trust Preferred Securities have not been paid, (ii) an Investment Event of Default by any Investment Affiliate in respect of any Affiliate Investment Instrument has occurred and is continuing or (iii) Enron is in default of its obligations under any Guarantee, then during such period (a) Enron shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of its capital stock (except for dividends or distributions in shares of its common stock and exchanges of common stock of one class for common stock of another class), (b) Enron shall not make any payment or cause any payment to be made that would result in, and shall take such actions as shall be necessary to prevent, the payment of any dividends on, any distribution with respect to, any redemption, purchase or other acquisition of, or any liquidation payment with respect to, any Comparable Equity Interest, and (c) Enron shall not make any guarantee payments with respect to the foregoing.

     The Partnership Preferred Securities are redeemable by the Partnership, in whole or in part, from time to time, on or after December 31, 2001 at an amount per Partnership Preferred Security equal to $25 plus accrued and unpaid distributions thereon. The Partnership Preferred Securities may also be redeemed, in whole but not in part, at any time upon the occurrence of a Partnership Special Event. If the Partnership redeems the Partnership Preferred Securities, the Trust must redeem Trust Securities on a pro rata basis having an aggregate liquidation amount equal to the aggregate principal amount of the Partnership Preferred Securities so redeemed at a redemption price corresponding to the redemption price of the Partnership Preferred Securities (which includes all accrued and unpaid distributions thereon to the date fixed for redemption) (the "Redemption Price"). See "Description of the Trust Preferred
Securities -- Redemption." Neither the Partnership Preferred Securities nor the Trust Preferred Securities have any scheduled maturity or are redeemable at any time at the option of the holders thereof.

     The Trust will be dissolved upon the occurrence of a Trust Special Event. Upon dissolution of the Trust, the Partnership Preferred Securities will be distributed to the holders of the Trust Securities, on a pro rata basis, in lieu of any cash distribution, unless the Partnership Preferred Securities are redeemed in the limited circumstances described herein. If the Partnership Preferred Securities are distributed to the holders of the Trust Securities, Enron will use its best efforts to cause the Partnership Preferred Securities to be listed on the New York Stock Exchange or such other national securities exchange or similar organization as the Trust Preferred Securities are then listed or quoted. See "Description of the Trust Preferred Securities -- Trust Special Event Redemption or Distribution" and "Description of the Partnership Preferred Securities."

                                                     (continued from cover page)

     In the event of any liquidation, dissolution, winding up or termination of the Trust, the holders of the Trust Preferred Securities will be entitled to receive for each Trust Preferred Security a liquidation amount of $25 plus accrued and unpaid distributions thereon, except to the extent, in connection with such dissolution, Partnership Preferred Securities are distributed to the holders of the Trust Preferred Securities. Upon (i) the occurrence of an Investment Event of Default by an Investment Affiliate (including Enron) in respect of any Affiliate Investment Instrument or (ii) default by Enron on any of its obligations under any Guarantee, the holders of the Trust Preferred Securities will have a preference over the holders of the Trust Common Securities with respect to payments upon liquidation of the Trust. Under no circumstances will the investment instruments held by the Partnership be distributed in kind to the holders of the Trust Preferred Securities or Partnership Preferred Securities. See "Description of the Trust Preferred Securities -- Liquidation Distribution Upon Dissolution."

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     Enron is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Enron's Common Stock and Cumulative Second Preferred Convertible Stock are listed on the New York and Midwest Stock Exchanges, and Enron's Common Stock is also listed on the Pacific Stock Exchange. Reports, proxy statements and other information concerning Enron can be inspected and copied at the respective offices of these exchanges at 20 Broad Street, New York, New York 10005; 440 South LaSalle Street, Chicago, Illinois 60605; and 301 Pine Street, San Francisco, California 94104. Certain of such reports, proxy statements and other information filed by Enron are also available on the Internet at the Commission's World Wide Web site at http://www.sec.gov.

     Enron, the Trust and the Partnership have filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement," which term shall include all amendments, exhibits and schedules thereto), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Trust Preferred Securities offered hereby (as well as the Partnership Preferred Securities, the Trust Guarantee, the Partnership Guarantee, the Investment Guarantees and the Company Debenture). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Copies of the Registration Statement (including the exhibits thereto) may be inspected and copied at the offices of the Commission as set forth above.

     No separate financial statements of the Trust or the Partnership have been included herein. Enron, the Trust and the Partnership do not believe that such financial statements would be material to holders of the Trust Preferred Securities offered hereby because the Trust and the Partnership are special purpose entities, have no operating history and no independent operations and are not engaged in, and do not propose to engage in, any activity other than the issuance of the securities and the lending of the proceeds thereof to Enron and its affiliates as described herein. See "Description of the Trust" and "Description of the Partnership." Enron beneficially owns all of the Partnership's partnership interests other than the Partnership Preferred Securities and beneficially owns all of the undivided beneficial interests in the assets of the Trust other than the beneficial interests represented by the Trust Preferred Securities. See "Description of the Trust," "Description of the Partnership," "Description of the Trust Preferred Securities" and "'Description of the Partnership Preferred Securities." In future filings under the Exchange Act, a footnote to Enron's annual financial statements will state that the Trust and the Partnership are consolidated with Enron, that the sole assets of the Trust are the Partnership Preferred Securities, that the sole assets of the Partnership are the Affiliate Investment Instruments and the Eligible Debt Securities and that the Guarantees, when taken together with the Company Debenture and the Company's obligations to pay all fees and expenses of the Trust and the Partnership, constitute a guarantee to the extent set forth herein by the Company of the distribution, redemption and liquidation payments payable to the holders of the Trust Preferred Securities.

     Statements made in this Prospectus concerning the provisions of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to such exhibit or other filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Enron (File No. 1-3423) pursuant to Section 13(a) of the Exchange Act are incorporated herein by reference as of their respective dates:

          (a) Annual Report on Form 10-K for the year ended December 31, 1995;

          (b) Current Report on Form 8-K dated March 8, 1996;

          (c) Quarterly Report on Form 10-Q for the quarter ended March 31,
     1996;

          (d) Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; and

          (e) Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

     Each document filed by Enron pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Enron will provide without charge to each person to whom a copy of this Prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or telephone requests for such copies should be directed to the Corporate Secretary, Enron Corp., at its principal executive offices, 1400 Smith Street, Houston, Texas 77002 (telephone: (713) 853-6161).

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained in this Prospectus. It is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Prospectus. Capitalized terms which are not defined in this summary are used as defined elsewhere in this Prospectus. See "Index of Selected Defined Terms" for a cross reference to the location in this Prospectus where such terms are defined.

                                  THE COMPANY

     Enron is an integrated natural gas company with headquarters in Houston, Texas. Essentially all of Enron's operations are conducted through its subsidiaries and affiliates which are principally engaged in the transportation and wholesale marketing of natural gas to markets throughout the United States and internationally through approximately 37,000 miles of natural gas pipelines; the exploration for and development and production of natural gas and crude oil in the United States and internationally; the production, purchase, transportation and worldwide marketing of natural gas liquids and refined petroleum products; the independent (i.e., non-utility) development, promotion, construction and operation of power plants, natural gas liquids facilities and pipelines in the United States and internationally; and the non-price regulated purchasing and marketing of energy related commitments.

     Enron announced on July 22, 1996 that it had signed an agreement to merge with Portland General Corporation ("PGC") in a stock-for-stock transaction. PGC is an electric utility holding company, serving retail electric customers in northwest Oregon as well as wholesale electricity customers throughout the western United States. Enron proposes to issue approximately 51 million common shares, valued at approximately $2.1 billion as of July 22, 1996, to shareholders of PGC in a one-for-one exchange of shares, as a result of which Enron will be the surviving corporation. Following the merger, former PGC shareholders will own approximately 17% of the outstanding common shares of the combined entity. The merger agreement provides that, unless certain regulatory reforms are enacted, Enron will reincorporate as an Oregon corporation prior to completing the merger with PGC. Enron will consolidate PGC's debt (approximately $1.1 billion at September 30, 1996) and account for the transaction on a purchase accounting basis. The merger was approved by each company's shareholders on November 12, 1996, but remains subject to the satisfaction of certain conditions, including the satisfactory receipt of regulatory approvals from the Oregon Public Utility Commission and the Federal Energy Regulatory Commission. Regulatory procedures are expected to be completed sometime in 1997. Proxy materials containing more detailed information about PGC and the proposed merger have been filed with the Commission and may be obtained as set forth under "Available Information."

                                  THE OFFERING

The Trust.....................   Enron Capital Trust I, a Delaware statutory
                                 business trust. The sole assets of the Trust will be the Partnership Preferred Securities.

The Partnership...............   Enron Preferred Funding, L.P., a Delaware
                                 limited partnership. The assets of the
                                 Partnership will initially consist of the Debentures and, to a limited extent, certain
                                 Eligible Debt Securities.


Securities Offered............   8,000,000 8.30% Trust Originated Preferred
                                 SecuritiesSM.



Distributions.................   Distributions on the Trust Preferred Securities
                                 will accrue from the date of original issuance of the Trust Preferred Securities and will be payable at the annual rate of 8.30% of the liquidation amount of $25 per Trust Preferred
                                 Security (equivalent to $2.075 per Trust
                                 Preferred Security) if, as, and when the Trust has funds available for payment. Distributions will be payable quarterly in arrears on each March 31, June 30, September 30, and December
                                 31,
                                 commencing December 31, 1996. Distributions not made on the scheduled payment date will accumulate and compound quarterly at a rate per annum equal to 8.30%.


                                 The ability of the Trust to pay distributions on the Trust Preferred Securities is entirely dependent on its receipt of corresponding distributions with respect to the Partnership Preferred Securities. The ability of the Partnership to pay distributions on the Partnership Preferred Securities is, in turn, dependent on its receipt of payments with respect to the Debentures and the Eligible Debt Securities held by the Partnership. Distributions on the Partnership Preferred Securities will be declared and paid only as determined in the sole discretion of the Company in its capacity as the General Partner of the Partnership. However, in the event full distributions on Trust Preferred Securities have not been paid, the Company will be prohibited from, among other things, making distributions with respect to its capital stock or Comparable Equity Interests as described below. See "Risk Factors -- Distributions Payable Only if Declared by General Partner; Restrictions on Certain Payments; Tax Consequences," "Description of the Trust Preferred Securities -- Distributions" and "Description of the Partnership Preferred Securities -- Distributions" and
                                 "-- Partnership Investments."

Rights Upon Non-Payment of
  Distributions and Certain
  Defaults; Covenants of the
  Company.....................   If, at any time, (i) arrearages on
                                 distributions on the Trust Preferred Securities shall exist for six consecutive quarterly distribution periods, (ii) an Investment Event of Default occurs and is continuing on any Affiliate Investment Instrument or (iii) the
                                 Company is in default on any of its obligations under the Trust Guarantee, then (a) the Property Trustee, as the holder of the Partnership Preferred Securities, will have the right to enforce the terms of the Partnership
                                 Preferred Securities, including the right to direct the Special Representative to enforce
                                 (1) the Partnership's creditors' rights and other rights with respect to the Affiliate
                                 Investment Instruments and the Investment
                                 Guarantees and (2) the rights of the holders of the Partnership Preferred Securities to receive distributions (but only if, as and when declared) on the Partnership Preferred
                                 Securities, and (b) the Trust Guarantee Trustee or the Special Representative, as the holders of the Trust Guarantee and the Partnership
                                 Guarantee, respectively, shall have the right to enforce such Guarantees, including the right to enforce the covenant restricting certain distributions by the Company described below.

                                 Under no circumstances, however, shall the Special Representative have authority to cause the General Partner to declare distributions on the Partnership Preferred Securities. If the Partnership does not declare and pay distributions on the Partnership Preferred Securities out of funds legally available for distribution, the Trust will not have sufficient funds to make distributions on the Trust Preferred Securities. See "Risk
                                 Factors -- Insufficient Income or Assets
                                 Available to Partnership," "Description of the Trust Preferred

                                 Securities -- Trust Enforcement Events" and
                                 "Description of the Partnership Preferred
                                 Securities -- Partnership Enforcement Events."

                                 The Company has agreed that if for any
                                 distribution period, (a) full distributions on a cumulative basis on any Trust Preferred Securities have not been paid, (b) an Investment Event of Default by any Investment Affiliate in respect of any Affiliate Investment Instrument has occurred and is continuing or (c) the Company is in default of its obligations under the Trust Guarantee, the Partnership Guarantee or any Investment Guarantee, then, during such period (i) the Company shall not declare or pay dividends on, make distributions with respect to, redeem, purchase or acquire or make a liquidation payment with respect to any of its capital stock (except for dividends or distributions in shares of its common stock and exchanges of common stock of one class for common stock of another class), (ii) the Company shall not make any payment or cause any payment to be made that would result in, and shall take such action as shall be necessary to prevent, the payment of dividends on, any distribution with respect to, any redemption, purchase or other acquisition of, or any liquidation payment with respect to, any Comparable Equity Interest, and
                                 (iii) the Company shall not make any guarantee payments with respect to the foregoing.

Guarantees....................   The Company will irrevocably guarantee, on a
                                 subordinated basis and to the extent set forth herein, the payment in full of (i) any accrued and unpaid distributions on the Trust Preferred
                                 Securities to the extent of funds of the Trust available therefor, (ii) the amount payable upon redemption of the Trust Preferred
                                 Securities to the extent of funds of the Trust available therefor and (iii) generally, the liquidation amount of the Trust Preferred
                                 Securities to the extent of the assets of the Trust available for distribution to holders of Trust Preferred Securities. See "Description of the Trust Guarantee."

                                 The Company will also irrevocably guarantee, on a subordinated basis and to the extent set forth herein, the payment in full of (i) any accrued and unpaid distributions on the Partnership Preferred Securities if, as and when declared out of funds legally available therefor, (ii) the amount payable upon redemption of the Partnership Preferred Securities to the extent of funds of the Partnership legally available therefor and
                                 (iii) the liquidation amount of the Partnership Preferred Securities to the extent of the assets of the Partnership available for distribution to holders of Partnership Preferred Securities. See "Description of the Partnership Guarantee."

                                 The Company will fully and unconditionally guarantee, on a subordinated basis, payments in respect of the Debentures (other than the Company Debenture) for the benefit of the holders of the Partnership Preferred Securities, to the extent described under "Description of the Partnership Preferred Securities -- Investment Guarantees."

                                 The Guarantees, when taken together with the Company Debenture and the Company's obligations to pay all fees and expenses of the Trust and the Partnership, constitute a guarantee to the extent set forth herein by the Company of the distribution, redemption and liquidation payments payable to the holders of the Trust Preferred Securities. The Guarantees do not apply, however, to current distributions by the Partnership unless and until such distributions are declared by the Partnership out of funds legally available for payment or to liquidating distributions unless there are assets available for payment in the Partnership, each as more fully described under "Risk
                                 Factors -- Insufficient Income or Assets
                                 Available to Partnership." The Company's obligations under the Guarantees are subordinate and junior in right of payment to all other liabilities of the Company and rank pari passu with the most senior preferred stock issued from time to time by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred security of any affiliate of the Company.

Liquidation Amount............   In the event of any liquidation of the Trust,
                                 holders will be entitled to receive $25 per Trust Preferred Security plus an amount equal to any accrued and unpaid distributions thereon to the date of payment (such amount being the "Trust Liquidation Distribution"), unless
                                 Partnership Preferred Securities are
                                 distributed to such holders in connection with a Trust Special Event. If, upon a liquidation of the Trust in which the Partnership Preferred
                                 Securities are not distributed to holders of the Trust Securities, the Trust Liquidation
                                 Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Trust Liquidation
                                 Distribution, then the amounts payable directly by the Trust on the Trust Preferred Securities shall be paid on a pro rata basis. The holders of the Trust Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Trust Preferred Securities, except that upon
                                 (i) the occurrence of an Investment Event of Default by an Investment Affiliate (including the Company) in respect of any Affiliate
                                 Investment Instrument or (ii) default by the Company on any of its obligations under any Guarantee, the holders of the Trust Preferred
                                 Securities will have a preference over the holders of the Trust Common Securities with respect to payments upon liquidation of the Trust. See "Description of the Trust Preferred
                                 Securities -- Liquidation Distribution Upon
                                 Dissolution."

Optional Redemption...........   The Partnership Preferred Securities will be
                                 redeemable for cash, at the option of the Partnership, in whole or in part, from time to time, after December 31, 2001, at an amount per Partnership Preferred Security equal to $25 plus accrued and unpaid distributions thereon.
                                 Upon any redemption of the Partnership
                                 Preferred Securities, the Trust Preferred
                                 Securities will be redeemed at the Redemption
                                 Price. See "Description of the Partnership
                                 Preferred Securities -- Optional Redemption" and "Description of the Trust Preferred
                                 Securities -- Redemption." Neither the
                                 Partnership Preferred Securities nor the Trust
                                 Preferred Securities have any
                                 scheduled maturity or are redeemable at any time at the option of the holders thereof.

Special Event Redemptions or
  Distributions...............   Upon the occurrence of a Trust Tax Event (which
                                 event will generally be triggered upon the occurrence of certain adverse tax consequences or the denial of an interest deduction on the Debentures held by the Partnership) or a Trust
                                 Investment Company Event (which event will generally be triggered if the Trust is considered an "investment company" under the Investment Company Act of 1940, as amended (the
                                 "1940 Act")), except in certain limited
                                 circumstances, the Regular Trustees will have the right to liquidate the Trust and cause
                                 Partnership Preferred Securities to be
                                 distributed to the holders of the Trust
                                 Preferred Securities. In certain circumstances involving a Partnership Tax Event (which event will generally be triggered upon the occurrence of certain adverse tax consequences or the denial of an interest deduction on the Debentures held by the Partnership) or a Partnership Investment Company Event (which event will generally be triggered if the Partnership is considered an "investment company" under the 1940 Act), the Partnership will have the right to redeem the Partnership
                                 Preferred Securities, in whole (but not in part), at $25 per Partnership Preferred
                                 Security plus accrued and unpaid distributions thereon, in which event the Trust Securities will be redeemed at the Redemption Price. See
                                 "Description of the Trust Preferred
                                 Securities -- Trust Special Event Redemption or
                                 Distribution" and "Description of the
                                 Partnership Preferred Securities -- Partnership
                                 Special Event Redemption."

Voting Rights.................   Generally, holders of the Trust Preferred
                                 Securities will not have any voting rights. The holders of a majority in liquidation amount of the Trust Preferred Securities, however, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or direct the exercise of any trust or other power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as holder of the Partnership
                                 Preferred Securities, (i) to exercise its rights in the manner described above under "Rights Upon Non-Payment of Distributions and
                                 Certain Defaults; Covenants of the Company" and
                                 (ii) to consent to any amendment, modification or termination of the Limited Partnership
                                 Agreement or the Partnership Preferred
                                 Securities where such consent shall be
                                 required. See "Description of the Trust
                                 Preferred Securities -- Voting Rights."

Form of Trust Preferred
Securities....................   The Trust Preferred Securities will be
                                 represented by a global certificate or
                                 certificates registered in the name of Cede &
                                 Co., as nominee for DTC. Beneficial interests in the Trust Preferred Securities will be evidenced by, and transfers thereof will be effected only through, records maintained by the participants in DTC. Except as described herein, Trust Preferred Securities in certificated form will not be issued in exchange for the global certificate or certificates. See "Description of the Trust
                                 Preferred Securities -- Book-Entry Only
                                 Issuance -- The Depository Trust Company."

Use of Proceeds...............   All of the proceeds from the sale of the Trust
                                 Securities will be invested by the Trust in the Partnership Preferred Securities. The
                                 Partnership will use the funds to make
                                 investments in the Debentures and, to a limited extent, certain Eligible Debt Securities. The
                                 Company and the subsidiaries that are issuers of the Debentures will use the proceeds from the sale of such Debentures for the repayment of short-term debt and other general corporate purposes. See "Use of Proceeds."

               SUMMARY HISTORICAL FINANCIAL INFORMATION OF ENRON

     The financial information set forth below has been derived from the audited and unaudited consolidated financial statements of Enron. The information should be read in connection with, and is qualified in its entirety by reference to, Enron's financial statements and notes thereto incorporated by reference herein. See "Incorporation of Certain Documents by Reference." The interim data reflects all adjustments which, in the opinion of the management of Enron, are necessary to present fairly such information for the interim periods. The results of operations of the nine-month periods are not necessarily indicative of the results expected for a full year or any other interim period.


                                                                                                            NINE MONTHS ENDED
                                                                         YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                                ------------------------------------------   ---------------
                                                                 1991     1992     1993     1994     1995     1995     1996
                                                                ------   ------   ------   ------   ------   ------   ------
                                                                                       (IN MILLIONS)
INCOME STATEMENT DATA:
Revenues......................................................  $5,698   $6,415   $7,985   $8,984   $9,189   $6,639   $9,240
Costs and expenses
  Cost of gas and other products sold.........................   3,646    4,222    5,567    6,517    6,733    4,726    7,124
  Operating expenses..........................................   1,039    1,037    1,146    1,124    1,218      770      956
  Oil and gas exploration costs...............................      59       59       76       84       79       61       62
  Depreciation, depletion and amortization....................     366      376      458      441      432      321      346
  Taxes, other than income taxes..............................      75      101      108      102      109       85       98
                                                                ------   ------   ------   ------   ------   ------   ------
                                                                 5,185    5,795    7,355    8,268    8,571    5,963    8,586
                                                                ------   ------   ------   ------   ------   ------   ------
Operating income..............................................     513      620      630      716      618      676      654
Other income and deductions
  Equity in earnings of unconsolidated subsidiaries...........      55       56       73      112       86       49      106
  Other, net..................................................     147       91       95      116      461      116      182
                                                                ------   ------   ------   ------   ------   ------   ------
Income before interest, minority interest and income taxes....     715      767      798      944    1,165      841      942
Interest and related charges, net.............................     373      330      300      273      284      214      201
Dividends on preferred stock of subsidiary company............      --       --        2       20       32       24       24
Minority interest.............................................       7       18       28       31       44       34       55
Income taxes..................................................     103       90      135      167      285      179      210
                                                                ------   ------   ------   ------   ------   ------   ------
Income before extraordinary items.............................     232      329      333      453      520      390      452
Extraordinary items...........................................      --      (23)      --       --       --       --       --
                                                                ------   ------   ------   ------   ------   ------   ------
Net income(1).................................................     232      306      333      453      520      390      452
Preferred stock dividends.....................................      25       22       17       15       16       12       12
                                                                ------   ------   ------   ------   ------   ------   ------
Earnings on common stock......................................  $  207   $  284   $  316   $  438   $  504   $  378   $  440
                                                                ======   ======   ======   ======   ======   ======   ======

                                                                               DECEMBER 31,
                                                              -----------------------------------------------   SEPTEMBER 30,
                                                               1991      1992      1993      1994      1995         1996
                                                              -------   -------   -------   -------   -------   -------------
                                                              (IN MILLIONS)
BALANCE SHEET DATA:
Total assets................................................  $10,070   $10,312   $11,504   $11,966   $13,239      $14,821
Short-term debt.............................................       --        --        --        --        --           --
Long-term debt (including amounts reclassified from
  short-term debt)..........................................    3,109     2,459     2,661     2,805     3,065        3,563
Company-obligated preferred stock of subsidiaries...........       --        --       214       377       377          392
Minority interest...........................................      101       179       196       290       549          628
Shareholders' equity........................................    1,901     2,518     2,623     2,880     3,165        3,593

---------------

(1) Net income for the year ended December 31, 1993 includes a primarily non-cash charge of $54 million to adjust for the increase in the corporate federal income tax rate from 34 percent to 35 percent.

                                  RISK FACTORS

     Prospective purchasers of the Trust Preferred Securities should consider carefully the risk factors set forth below, as well as all other information contained or incorporated by reference in this Prospectus, in evaluating an investment in the Trust Preferred Securities. To the extent any of the information contained or incorporated by reference in this Prospectus constitutes a "forward-looking statement" as defined in Section 27A(i)(1) of the Securities Act, the risk factors set forth below are meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement.

DISTRIBUTIONS PAYABLE ONLY IF DECLARED BY GENERAL PARTNER; RESTRICTIONS ON CERTAIN PAYMENTS; TAX CONSEQUENCES

     Distributions on the Partnership Preferred Securities will be payable only if, as and when declared by the General Partner in its sole discretion. If interest payments on the Debentures are deferred as permitted thereby, or if such interest payments are not paid to the Partnership according to their terms (and guarantee payments on the Investment Guarantees are not made by the Company), the Partnership will generally lack funds to pay distributions on the Partnership Preferred Securities. If the Partnership does not make current distributions on the Partnership Preferred Securities, either because the General Partner does not declare distributions to be made or because the Partnership lacks sufficient funds, the Trust will not have funds available to make current distributions on the Trust Preferred Securities. As described under "Description of the Trust Guarantee -- Certain Covenants of the Company," the Company will be restricted from, among other things, making distributions with respect to its capital stock or Comparable Equity Interests if full distributions on the Trust Preferred Securities have not been paid.

     Should the Partnership fail to pay current distributions on the Partnership Preferred Securities, each holder of Trust Preferred Securities will generally be required to accrue income, for United States federal income tax purposes, in respect of the cumulative deferred distributions (including interest thereon) allocable to its proportionate share of the Partnership Preferred Securities. As a result, each holder of Trust Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holder disposes of its Trust Preferred Securities prior to the record date for the distribution of such cash. See "Certain Federal Income Tax Considerations."

INSUFFICIENT INCOME OR ASSETS AVAILABLE TO PARTNERSHIP


     The Trust Preferred Securities are subject to the risk of a mismatch between the rate paid on the Trust Preferred Securities and the rate paid on the securities held by the Partnership, including the Debentures and any additional securities acquired by the Partnership in the future. Such mismatch could occur if (i) at any time that the Partnership is receiving current payments in respect of the securities held by the Partnership (including the Debentures), the General Partner, in its sole discretion, does not declare distributions on the Partnership Preferred Securities and the Partnership receives insufficient amounts to pay the additional compounded distributions that will accrue in respect of the Partnership Preferred Securities, (ii) the Partnership reinvests the proceeds received in respect of the Debentures upon their retirement or at their maturities in Affiliate Investment Instruments or Eligible Debt Securities that do not generate income in an amount that is sufficient to pay full distributions in respect of the Partnership Preferred Securities at a rate of 8.30% per annum or (iii) the Partnership invests in equity or debt securities of Investment Affiliates that are not guaranteed by the Company and that cannot be liquidated by the Partnership for an amount sufficient to pay such distributions in full. If the reinvestments in the Investment Affiliates contemplated by the General Partner do not meet the eligibility criteria for Affiliate Investment Instruments described under "Description of the Partnership Preferred
Securities -- Partnership Investments," the Partnership shall invest funds available for reinvestment in Eligible Debt Securities. To the extent that the Partnership lacks sufficient funds to make current or liquidating distributions on the Partnership Preferred Securities in full, the Trust will not have sufficient funds available to pay full current or liquidating distributions on the Trust Preferred Securities.

DEPENDENCE ON AFFILIATE INVESTMENT INSTRUMENTS

     Approximately 99% of the proceeds from the issuance of the Partnership Preferred Securities and of the General Partner's capital contribution will be invested in the Debentures, which will consist of debt instruments of Enron and certain subsidiaries of Enron.

PROPOSED TAX LEGISLATION

     On March 19, 1996, as part of President Clinton's Fiscal 1997 Budget Proposal, the Treasury Department proposed legislation that would, among other things, treat as equity for United States federal income tax purposes instruments with a maximum term of more than 20 years that are not shown as indebtedness on the consolidated balance sheet of the issuer. If the proposed legislation is enacted, such legislation is not expected to apply to the Debentures. In any event, based on statements by Congressional leaders it is not expected that the legislation would have a retroactive effective date. There can be no assurances, however, that legislation enacted after the date hereof will not adversely affect the tax treatment of the Debentures, or that such tax treatment will not cause a Partnership Tax Event or a Trust Tax Event resulting in the redemption of the Partnership Preferred Securities and, consequently, the Trust Preferred Securities.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

     Upon the occurrence of a Trust Special Event or a Partnership Special Event (each of which will generally be triggered either upon (i) the occurrence of certain adverse tax consequences to the Trust or the Partnership, as the case may be, or the denial of an interest deduction by the related Investment Affiliate on the Debentures held by the Partnership or (ii) the Trust or the Partnership, as the case may be, being considered an "investment company" under the 1940 Act) (each, a "Special Event"), the Trust will be dissolved with the result, except in the limited circumstances described below, that the Partnership Preferred Securities will be distributed to the holders of the Trust Preferred Securities in connection with the liquidation of the Trust. In certain circumstances, the Partnership will have the right to redeem the Partnership Preferred Securities, in whole but not in part, in lieu of a distribution of the Partnership Preferred Securities by the Trust, in which event the Trust will redeem the Trust Preferred Securities for cash. See "Description of the Trust Preferred Securities -- Trust Special Event Redemption or Distribution" and "Description of the Partnership Preferred Securities -- Partnership Special Event Redemption."

     Unless the liquidation of the Trust occurs as a result of the Trust's being subject to United States federal income tax with respect to income on the Partnership Preferred Securities, a distribution of the Partnership Preferred Securities upon the dissolution of the Trust will not be a taxable event to holders of the Trust Preferred Securities. If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the Partnership Preferred Securities, the distribution of Partnership Preferred Securities to holders by the Trust would be a taxable event to each such holder, and a holder would recognize gain or loss as if the holder had exchanged its Trust Preferred Securities for the Partnership Preferred Securities it received upon the liquidation of the Trust. Similarly, the holders of the Trust Preferred Securities would recognize gain or loss if the Trust were to dissolve upon an occurrence of a Partnership Special Event and the holders of Trust Preferred Securities were to receive cash in exchange for their Trust Preferred Securities. See "Certain United States Federal Income Tax
Considerations -- Redemption of Trust Preferred Securities for Cash."

     There can be no assurance as to the market prices for the Partnership Preferred Securities that may be distributed in exchange for Trust Preferred Securities if a dissolution or liquidation of the Trust occurs. Accordingly, the Trust Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Partnership Preferred Securities that a holder of Trust Preferred Securities may receive upon dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby. Because holders of Trust Preferred Securities may receive Partnership Preferred Securities upon the occurrence of a Special Event, prospective purchasers of Trust Preferred Securities are also making an investment decision with regard to the Partnership Preferred Securities and should carefully review all the information regarding the Partnership Preferred

Securities contained herein. See "Description of the Partnership Preferred Securities -- Partnership Special Event Redemption" and "Description of the Partnership Preferred Securities -- General."

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE GUARANTEES AND THE COMPANY
DEBENTURE

     Enron's obligations under the Trust Guarantee, the Partnership Guarantee and the Investment Guarantees are subordinate and junior in right of payment to all liabilities of Enron and will rank pari passu with the most senior preferred stock issued, if any, from time to time by Enron and with any guarantee now or hereafter entered into by Enron in respect of any preferred security of any affiliate of the Company, and its obligations under the Company Debenture are subordinate and junior in right of payment to all senior indebtedness of the Company. As of September 30, 1996, consolidated senior indebtedness of Enron aggregated approximately $3.6 billion. Except under certain limited circumstances described under "Description of the Partnership Preferred Securities -- Partnership Investments" with respect to the Company Debenture, there are no terms in the Trust Preferred Securities, the Partnership Preferred Securities, the Guarantees or the Debentures that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Guarantees. See "Description of the Partnership Preferred
Securities -- Partnership Investments" and " -- Investment Guarantees," "Description of the Trust Guarantee" and "Description of the Partnership Guarantee."

ENFORCEMENT OF CERTAIN RIGHTS BY OR ON BEHALF OF HOLDERS OF TRUST PREFERRED SECURITIES

     If a Trust Enforcement Event occurs and is continuing, then (a) the holders of Trust Preferred Securities will rely on the enforcement by the Property Trustee of its rights, as a holder of the Partnership Preferred Securities, including the right to direct the Special Representative to enforce (i) the Partnership's creditors' rights and other rights with respect to the Affiliate Investment Instruments and the Investment Guarantees, (ii) the rights of the holders of the Partnership Preferred Securities under the Partnership Guarantee, and (iii) the rights of the holders of the Partnership Preferred Securities to receive distributions (only if and to the extent declared out of funds legally available therefor) on the Partnership Preferred Securities, and (b) the Trust Guarantee Trustee shall have the right to enforce the terms of the Trust Guarantee, including the right to enforce the covenant restricting payments by the Company of dividends and other distributions with respect to any of its capital stock or Comparable Equity Interests. Under no circumstances, however, will the Special Representative have authority to cause the General Partner to declare distributions on the Partnership Preferred Securities. As a result, although the Special Representative may be able to enforce the Partnership's creditors' rights to accelerate and receive payments in respect of the Affiliate Investment Instruments and the Investment Guarantees, the Partnership would be entitled to reinvest such payments in additional Affiliate Investment Instruments, subject to satisfying the reinvestment criteria described under "Description of the Partnership Preferred Securities -- Partnership Investments," and in Eligible Debt Securities, rather than declaring and making distributions on the Partnership Preferred Securities. See "Description of the Trust Preferred Securities -- Trust Enforcement Events."

LIMITED VOTING RIGHTS

     Holders of the Trust Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, Trustees, which voting rights are vested exclusively in the holder of the Trust Common Securities. See "Description of the Trust Preferred Securities -- Voting Rights."

TRADING CHARACTERISTICS OF TRUST PREFERRED SECURITIES

     The price at which the Trust Preferred Securities may trade may not fully reflect the value of the accrued but unpaid distributions on the Trust Preferred Securities (which will equal the accrued but unpaid distributions on the Partnership Preferred Securities). In addition, as a result of the right of the General Partner not to declare current distributions on the Partnership Preferred Securities, the market price of the Trust Preferred Securities (which represent undivided beneficial ownership interests in the Partnership Preferred Securities) may be more volatile than other similar securities where there is no such right to defer current distributions. For United States federal income tax purposes, a holder who disposes of its Trust Preferred Securities will be required to include in income as ordinary income accrued but unpaid distributions on the Partnership Preferred Securities through the date of disposition (to the extent not previously included in income) and to add such amount to its adjusted tax basis in its pro rata share of the Partnership Preferred Securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid distributions), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Considerations."

NO PRIOR MARKET FOR THE TRUST PREFERRED SECURITIES

     The Trust Preferred Securities constitute a new issue of securities with no established trading market. The Trust Preferred Securities have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. There can be no assurance, however, that an active market for the Trust Preferred Securities will develop or be sustained in the future on the New York Stock Exchange. Although the Underwriters have indicated to the Company that they intend to make a market in the Trust Preferred Securities, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Trust Preferred Securities.

                                USE OF PROCEEDS


     The proceeds to be received by the Trust from the sale of the Trust Preferred Securities and the Trust Common Securities will be used by the Trust to purchase Partnership Preferred Securities and will be applied by the Partnership to invest in the Debentures and Eligible Debt Securities. See "Description of the Partnership Preferred Securities -- Partnership Investments." The Company will, and will cause the subsidiaries of the Company that are issuers of the Debentures to, use the proceeds of $200 million from the sale of such Debentures to the Partnership for the repayment of short-term debt (having an average interest rate of approximately 5.45%) and for other general corporate purposes.


                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                       NINE MONTHS
                                                    YEAR ENDED DECEMBER 31,               ENDED
                                              ------------------------------------    SEPTEMBER 30,
                                              1991    1992    1993    1994    1995        1996
                                              ----    ----    ----    ----    ----    -------------
    Ratio of Earnings to Fixed Charges......  1.66    1.74    1.98    2.34    2.92         3.19

     The ratio of earnings to fixed charges is based on continuing operations. "Earnings" represent the aggregate of (a) the pre-tax income of Enron and its majority owned subsidiaries, (b) Enron's share of pre-tax income of its 50% owned companies, (c) any income actually received from less than 50% owned companies, and (d) fixed charges, net of interest capitalized. "Fixed Charges" represent interest (whether expensed or capitalized), amortization of debt discount and expense and that portion of rentals considered to be representative of the interest factor.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Enron and its consolidated subsidiaries as of September 30, 1996, and as adjusted to give effect to the issuance of the Trust Preferred Securities offered hereby and the use of the proceeds therefrom.

                                                                        ACTUAL       AS ADJUSTED
                                                                      ----------     -----------
                                                                            (IN THOUSANDS)
Short-term debt
  Notes payable.....................................................  $       --     $        --
  Current maturities of long-term debt..............................          --              --
                                                                      ----------      ----------
          Total short-term debt.....................................          --              --
                                                                      ----------      ----------
Long-term debt
  Enron:
     Amount reclassified from short-term debt.......................     691,944         491,944
     Notes due 1996-2023 (6 3/4% to 10%)............................   1,547,689       1,547,689
     Exchangeable Notes due 1998 (6 1/4%)...........................     228,375         228,375
  Subsidiary companies:
     Notes due 1998-2005 (4.52% to 9.2%)............................     556,480         556,480
     Notes due 1998-1999 (floating rates)...........................     160,000         160,000
     Other..........................................................      43,537          43,537
  Enron:
     Senior subordinated debenture due 2005-2012 (6.75%-8.25%)......     350,000         350,000
  Unamortized debt discount and premium.............................     (14,817)        (14,817)
                                                                      ----------      ----------
          Total long-term debt......................................   3,563,208       3,363,208
                                                                      ----------      ----------
Minority interests..................................................     628,324         628,324
                                                                      ----------      ----------
Company-obligated preferred stock of subsidiaries...................     391,750         391,750
                                                                      ----------      ----------
Company-obligated Trust Preferred Securities........................          --         200,000
                                                                      ----------      ----------
Shareholders' equity
  Convertible preferred stock.......................................     137,178         137,178
  Common stock......................................................      25,596          25,596
  Additional paid-in capital........................................   1,891,384       1,891,384
  Retained earnings.................................................   1,929,062       1,929,062
  Cumulative foreign currency translation adjustment................    (150,489)       (150,489)
  Common stock held in treasury.....................................     (75,394)        (75,394)
  Other, including Flexible Equity Trust............................    (164,588)       (164,588)
                                                                      ----------      ----------
          Total shareholders' equity................................   3,592,749       3,592,749
                                                                      ----------      ----------
          Total capitalization......................................  $8,176,031     $ 8,176,031
                                                                      ==========      ==========

                                  THE COMPANY

     Enron, a Delaware corporation organized in 1930, is an integrated natural gas company with headquarters in Houston, Texas. Essentially all of Enron's operations are conducted through its subsidiaries and affiliates which are principally engaged in the transportation and wholesale marketing of natural gas to markets throughout the United States and internationally through approximately 37,000 miles of natural gas pipelines; the exploration for and development and production of natural gas and crude oil in the United States and internationally; the production, purchase, transportation and worldwide marketing of natural gas liquids and refined petroleum products; the independent (i.e., non-utility) development, promotion, construction and operation of power plants, natural gas liquids facilities and pipelines in the United States and internationally; and the non-price regulated purchasing and marketing of energy related commitments.

     Enron has its principal executive offices at 1400 Smith Street, Houston, Texas 77002, and its telephone number is (713) 853-6161.

     Additional information concerning Enron and its subsidiaries is included in the documents filed with the Commission and incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

TRANSPORTATION AND OPERATION

     Enron's operations include the interstate and intrastate transmission of natural gas, construction, management and operation of natural gas and natural gas liquids pipelines, liquids plants, clean fuel plants and power facilities. Enron and its subsidiaries operate domestic interstate pipelines extending from Texas to the Canadian border and across the southern United States from Florida to California. Included in Enron's domestic interstate natural gas pipeline operations are Northern Natural Gas Company ("Northern"), Transwestern Pipeline Company ("Transwestern"), and Florida Gas Transmission Company ("Florida Gas") (indirectly 50% owned by Enron), and all such pipelines are subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission. Each pipeline serves customers in a specific geographical area: Northern, the upper Midwest; Florida Gas, the State of Florida; and Transwestern, principally the California market and pipeline interconnects on the east end of the Transwestern system. In addition, Enron holds a 13% interest in Northern Border Partners, L.P., which owns a 70% interest in the Northern Border Pipeline system. An Enron subsidiary operates the Northern Border Pipeline system, which transports gas from western Canada to delivery points in the midwestern United States. Also, Enron has an approximate 15% interest in Enron Liquids Pipeline, L.P., which is engaged in pipeline transportation of natural gas liquids, refined petroleum products and carbon dioxide, operates coal terminalling, gas processing and natural gas liquids fractionation facilities and is operated by a wholly owned subsidiary of Enron. Enron is considering the sale of its interest in Enron Liquids Pipeline, L.P. and certain other natural gas liquids assets. However, if no acceptable offers are submitted, Enron will continue to own and operate these assets.

DOMESTIC GAS AND POWER SERVICES

     Enron Capital & Trade Resources Corp. and its affiliated companies ("ECT") purchase natural gas, natural gas liquids and power through a variety of contractual arrangements, including both short-term and long-term contracts, the arrangement of production payment and other financing transactions and other contractual arrangements. ECT markets these energy products to local distribution companies, electric utilities, cogenerators and both commercial and industrial end-users. ECT also provides price risk management services in connection with natural gas, gas liquids and power transactions through both physical delivery and financial arrangements.

     ECT offers a broad range of non-price regulated natural gas merchant services by tailoring a variety of supply and marketing options to its customers' specific needs. ECT's strategy is to provide predictable pricing, reliable delivery and low cost capital to its customers. ECT provides these services through a variety of instruments, including forward contracts, swap agreements and other contractual commitments.

INTERNATIONAL GAS AND POWER SERVICES

     Enron's international activities principally involve the independent (non-utility) development, acquisition, promotion and operation of natural gas and power projects and the marketing of natural gas liquids and other liquid fuels. As is the case in the United States, Enron's emphasis is on businesses in which natural gas or its components play a significant role. Development projects are focused on power plants, gas processing and terminalling facilities and gas pipelines, while marketing activities center on fuels used by or transported through such facilities. Enron's international activities include management of direct and indirect ownership interests in and operation of power plants in England, Germany, Guatemala, the Dominican Republic, the Philippines and China; pipeline systems in Argentina and Colombia; retail gas and propane sales in the Caribbean basin; processing of natural gas liquids at Teesside, England; and marketing of natural gas liquids and other liquid fuels worldwide. Enron is also involved in power, pipeline and liquified natural gas projects in varying stages of development in China, Guam, India, Puerto Rico, Italy, Qatar, Vietnam, Israel, Jordan, Turkey, Bolivia, Brazil, Indonesia and elsewhere.

     Enron Global Power & Pipelines L.L.C., a Delaware limited liability company ("EPP"), was formed in November 1994 by Enron to acquire, own and manage Enron's operating power plant and natural gas pipeline business conducted outside the United States, Canada and Western Europe, and to expand such business through acquisitions. EPP's assets consist of interests contributed by Enron in two power plants in the Philippines (with 226 megawatts of aggregate net generating capacity), a power plant in Guatemala (with 110 megawatts of net generating capacity), a 6,548 kilometer (4,069 mile) natural gas pipeline system in Argentina, a 575 kilometer (357 mile) natural gas pipeline in Colombia and a 185 megawatt power plant in the Dominican Republic. The public offering of common shares of EPP was completed in November 1994. Enron owns approximately 59% of the common shares of EPP. Enron formed EPP to attract public equity capital to emerging market infrastructure projects, to enable public investors to better evaluate and participate directly in the growth of Enron's operating power plant and natural gas pipeline activities in emerging markets and to generate additional capital for Enron to reinvest in future development efforts and for other corporate purposes.

EXPLORATION AND PRODUCTION

     Substantially all of Enron's natural gas and crude oil exploration and production operations are conducted by its subsidiary Enron Oil & Gas Company ("EOG"). EOG is engaged in the exploration for, and development, production and marketing of, natural gas and crude oil primarily in major producing basins in the United States, as well as in Canada, Trinidad, India and, to a lesser extent, selected other international areas. At December 31, 1995, EOG had estimated net proved natural gas reserves of 3,343 billion cubic feet (including
54.2 billion cubic feet attributable to a volumetric production payment) and estimated net proved crude oil, condensate and natural gas liquids reserves of 50 million barrels, and at such date approximately 78% of EOG's reserves (on a natural gas equivalent basis) was located in the United States, 10% in Canada, 8% in Trinidad and 4% in India. Enron owns approximately 59% of the common stock of EOG.

PENDING ACQUISITION OF PORTLAND GENERAL CORPORATION

     Enron announced on July 22, 1996 that it had signed an agreement to merge with Portland General Corporation ("PGC") in a stock-for-stock transaction. PGC is an electric utility holding company, serving retail electric customers in northwest Oregon as well as wholesale electricity customers throughout the western United States. Enron proposes to issue approximately 51 million common shares, valued at approximately $2.1 billion as of July 22, 1996, to shareholders of PGC in a one-for-one exchange of shares, as a result of which Enron will be the surviving corporation. Following the merger, former PGC shareholders will own approximately 17% of the outstanding common shares of the combined entity. The merger agreement provides that, unless certain regulatory reforms are enacted, Enron will reincorporate as an Oregon corporation prior to completing the merger with PGC. Enron will consolidate PGC's debt (approximately $1.1 billion at September 30, 1996) and account for the transaction on a purchase accounting basis. The merger was approved by each company's shareholders on November 12, 1996, but remains subject to the satisfaction of certain conditions, including the satisfactory receipt of regulatory approvals from the Oregon Public Utility

Commission and the Federal Energy Regulatory Commission. Regulatory procedures are expected to be completed sometime in 1997. Proxy materials containing more detailed information about PGC and the proposed merger have been filed with the Commission and may be obtained as set forth under "Available Information."

                            DESCRIPTION OF THE TRUST

     Enron Capital Trust I (the "Trust") is a statutory business trust formed under the Delaware Business Trust Act, as amended (the "Trust Act"), pursuant to a declaration of trust and the filing of a certificate of trust with the Secretary of State of the State of Delaware. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Trust Preferred Securities, the purchasers thereof will own all the Trust Preferred Securities. See "Description of the Trust Preferred Securities." The Company will acquire Trust Common Securities in an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The Trust will use all the proceeds derived from the issuance of the Trust Securities to purchase the Partnership Preferred Securities from the Partnership, and accordingly the assets of the Trust will consist solely of the Partnership Preferred Securities. The Trust exists for the exclusive purpose of
(i) issuing the Trust Securities representing undivided beneficial ownership interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Partnership Preferred Securities, and (iii) engaging in only those other activities necessary or incident thereto.

     Pursuant to the Declaration, there will initially be five trustees (the "Trustees") for the Trust. Three of the Trustees (the "Regular Trustees") will be individuals who are employees or officers of or who are affiliated with the Company. The fourth trustee will be a financial institution that is unaffiliated with the Company and is indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). The fifth trustee will be an entity that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Initially, The Chase Manhattan Bank will act as Property Trustee and Chase Manhattan Bank Delaware will serve as Delaware Trustee until, in each case, removed or replaced by the holder of the Trust Common Securities. For purposes of compliance with the Trust Indenture Act, The Chase Manhattan Bank will also act as trustee under the Trust Guarantee (the "Trust Guarantee Trustee") and under the Investment Guarantees and the Company Debenture. The address of The Chase Manhattan Bank is 450 West 33rd Street, 15th Floor, New York, New York 10001. The address of Chase Manhattan Bank Delaware is 1201 Market Street, Wilmington, Delaware 19801.

     The Property Trustee will hold title to the Partnership Preferred Securities for the benefit of the holders of the Trust Securities, and the Property Trustee will have the power to exercise all rights, powers and privileges with respect to the Partnership Preferred Securities under the Amended and Restated Agreement of Limited Partnership (the "Limited Partnership Agreement") to be entered into by the Company, as General Partner, and the Trust as the holder of the limited partner interests consisting of the Partnership Preferred Securities. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Partnership Preferred Securities for the benefit of the holders of the Trust Securities. The Trust Guarantee Trustee will hold the Trust Guarantee for the benefit of the holders of the Trust Preferred Securities. The Company, as the holder of all the Trust Common Securities, will have the right to appoint, remove or replace any of the Trustees and to increase the number of trustees; provided, however, that there must be at least one Delaware Trustee, at least one Property Trustee (which may also be the Delaware Trustee) and at least one Regular Trustee. The Company will pay all fees and expenses related to the organization and operations of the Trust (including any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other domestic taxing authority upon the Trust) and the offering of the Trust Preferred Securities. The Company will also be responsible for all debts and obligations of the Trust (other than with respect to distributions on the Trust Securities).

     For so long as the Trust Preferred Securities remain outstanding, the Company will covenant (i) to maintain direct ownership of 100% of the Trust Common Securities, (ii) to cause the Trust to remain a statutory business trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the Declaration of the Trust, (iii) to use its commercially reasonable efforts to ensure that the Trust will not be an "investment company" for purposes of the 1940 Act and (iv) to take no action which would be reasonably likely to cause the Trust to be classified as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes.

     The rights of the holders of the Trust Preferred Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration and the Trust Act. See "Description of the Trust Preferred Securities." The Declaration and the Trust Guarantee also incorporate by reference the terms of the Trust Indenture Act.

     The location of the principal executive office of the Trust is c/o Enron Corp., 1400 Smith Street, Houston, Texas 77002, and its phone number at such address is (713) 853-6161.

                         DESCRIPTION OF THE PARTNERSHIP

     Enron Preferred Funding, L. P. (the "Partnership") is a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act, as amended (the "Partnership Act"). Pursuant to the certificate of limited partnership, as amended, and the Limited Partnership Agreement, the Company is the sole general partner of the Partnership (in such capacity the "General Partner"). The Limited Partnership Agreement will be substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus is a part. Upon the issuance of the Partnership Preferred Securities, which securities represent limited partnership interests in the Partnership, the Trust will be the sole limited partner of the Partnership. Contemporaneous with the issuance of the Partnership Preferred Securities, the General Partner will contribute capital to the Partnership in an amount sufficient to establish its initial capital account at an amount equal to at least 15% of the total capital of the Partnership.

     The Partnership will be managed by the General Partner and exists for the sole purpose of (i) issuing its partnership interests, (ii) investing the proceeds thereof in securities of Enron and its subsidiaries (the "Affiliate Investment Instruments") and Eligible Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. To the extent that aggregate payments to the Partnership on the Affiliate Investment Instruments and on Eligible Debt Securities exceed distributions payable with respect to the Partnership Preferred Securities, the Partnership may at times have excess funds which shall be allocated to and may, in the General Partner's sole discretion, be distributed to the General Partner.

     For so long as the Partnership Preferred Securities remain outstanding, the Company will covenant in the Limited Partnership Agreement (i) to remain the sole general partner of the Partnership and to maintain direct ownership of 100% of the General Partner's interest in the Partnership, which interest will at all times represent at least 1% of the total capital of the Partnership, (ii) to cause the Partnership to remain a limited partnership and not to voluntarily dissolve, liquidate, wind-up or be terminated, except as permitted by the Limited Partnership Agreement, (iii) to use its commercially reasonable efforts to ensure that the Partnership will not be an "investment company" for purposes of the 1940 Act and (iv) to take no action that would be reasonably likely to cause the Partnership to be classified as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes.

     The rights of the holders of the Partnership Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Limited Partnership Agreement and the Partnership Act. See "Description of the Partnership Preferred Securities."

     The Limited Partnership Agreement provides that the General Partner will have liability for the fees and expenses of the Partnership (including any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other domestic taxing authority upon the Partnership) and be responsible for all debts and obligations of the Partnership (other than with respect to distributions on the Partnership Preferred Securities). Under Delaware law, assuming a limited partner in a Delaware limited partnership such as the Partnership (i.e., a holder of the Partnership Preferred Securities) does not participate in the control of the business of the limited partnership, such limited partner will not be personally liable for the debts, obligations and liabilities of such limited partnership, whether arising in contract, tort or otherwise, solely by reason of being a limited partner of such limited partnership (subject to any obligation such limited partner may have to repay any funds that may have been wrongfully distributed to it).

     The location of the principal executive offices of the Partnership is c/o Enron Corp., 1400 Smith Street, Houston, Texas 77002, and its phone number at such address is (713) 853-6161.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     The Trust Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, The Chase Manhattan Bank, will act as trustee for the Trust Preferred Securities under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Trust Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act.

     The following summary of the material terms and provisions of the Trust Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Trust Act and the Trust Indenture Act.

GENERAL

     The Trust Preferred Securities will be issued in fully registered form without coupons. Trust Preferred Securities will not be issued in bearer form. See " -- Book-Entry Only Issuance -- The Depository Trust Company."

     The Declaration authorizes the Regular Trustees of the Trust to cause the Trust to issue the Trust Securities, which represent undivided beneficial ownership interests in the assets of the Trust. Title to the Partnership Preferred Securities will be held by the Property Trustee for the benefit of the holders of the Trust Securities. The Declaration does not permit the Trust to acquire any assets other than the Partnership Preferred Securities, issue any securities other than the Trust Securities or incur any indebtedness. The payment of distributions out of money held by the Trust, including payments out of money held by the Trust upon redemption of the Trust Preferred Securities or liquidation of the Trust, are guaranteed by the Company to the extent described under "Description of the Trust Guarantee." The Trust Guarantee will be held by The Chase Manhattan Bank, the Trust Guarantee Trustee, for the benefit of the holders of the Trust Preferred Securities. The Trust Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay such distributions. In such event, holders of Trust Preferred Securities will have the remedies described below under " -- Trust Enforcement Events."

DISTRIBUTIONS


     The distribution rate on Trust Preferred Securities will be fixed at a rate per annum of 8.30% of the stated liquidation amount of $25 per Trust Preferred Security if, as and when the Trust has funds available for payment. Distributions not paid on the scheduled payment date will accumulate and compound quarterly at a rate per annum equal to 8.30%. The term "distribution" as used herein includes any such compounded amounts unless otherwise stated or the context otherwise requires. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.



     Distributions on the Trust Preferred Securities will be cumulative, will accrue from the date of initial issuance and will be payable quarterly in arrears on each March 31, June 30, September 30 and December 31, commencing December 31, 1996, if, as and when the Trust has funds available for payment, by the Property Trustee, except as otherwise described below. If distributions are not paid when scheduled, the accrued distributions shall be paid to the holders of record of Trust Preferred Securities as they appear on the books and records of the Trust on the record date with respect to the actual payment date for the Trust Preferred

Securities, which will correspond to the payment date fixed by the Partnership with respect to the payment of cumulative distributions on the Partnership Preferred Securities.

     Distributions on the Trust Preferred Securities will be made to the extent that the Trust has funds available for the payment of such distributions in the Property Account. Amounts available to the Trust for distribution to the holders of the Trust Preferred Securities will be limited to payments received by the Trust from the Partnership with respect to the Partnership Preferred Securities or from the Company on the Partnership Guarantee or the Trust Guarantee. Distributions on the Partnership Preferred Securities will be paid only if, as and when declared in the sole discretion of the Company, as the General Partner of the Partnership. Pursuant to the Limited Partnership Agreement, the General Partner is not obligated to declare distributions on the Partnership Preferred Securities at any time, including upon or following a Partnership Enforcement Event. See "Description of Partnership Preferred Securities -- Partnership Enforcement Events."

     The assets of the Partnership consist only of Affiliate Investment Instruments (which initially will be the Debentures) and Eligible Debt Securities. To the extent that the issuers (including, where applicable, the Company, as guarantor) of the securities in which the Partnership invests fail to make any payment in respect of such securities (or, if applicable, such guarantees), the Partnership may not have sufficient funds to pay and may not declare or pay distributions on the Partnership Preferred Securities. To the extent that the Partnership does not declare and pay distributions on the Partnership Preferred Securities out of funds legally available for distribution, the Trust will not have sufficient funds to make corresponding distributions on the Trust Preferred Securities, in which event the Trust Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor. See "Description of the Partnership Preferred Securities -- Distributions" and "Description of the Trust Guarantee." In addition, as described under "Risk Factors -- Insufficient Income or Assets Available to Partnership," the Partnership may not have sufficient funds to pay current or liquidating distributions on the Partnership Preferred Securities if
(i) at any time that the Partnership is receiving current payments in respect of the securities held by the Partnership (including the Debentures), the General Partner, in its sole discretion, does not declare distributions on the Partnership Preferred Securities and the Partnership receives insufficient amounts to pay the additional compounded distributions that will accrue in respect of the Partnership Preferred Securities, (ii) the Partnership reinvests the proceeds received in respect of the Debentures upon their retirement or at their maturities in Affiliate Investment Instruments that do not generate income in an amount that is sufficient to pay full distributions in respect of the Partnership Preferred Securities or (iii) the Partnership invests in equity or debt securities of Investment Affiliates that are not guaranteed by the Company and that cannot be liquidated by the Partnership for an amount sufficient to pay such distributions in full.

     Distributions on the Trust Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which will be one Business Day prior to the relevant payment dates. Such distributions will be paid through the Property Trustee who will hold amounts received in respect of the Partnership Preferred Securities in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under " -- Book-Entry Only Issuance -- The Depository Trust Company" below. In the event that the Trust Preferred Securities do not remain in book-entry only form, the relevant record dates shall be the 15th day of the month of the relevant payment dates. In the event that any date on which distributions are payable on the Trust Preferred Securities is not a Business Day, payment of the distribution payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York are authorized or required by law to close.

TRUST ENFORCEMENT EVENTS

     The occurrence, at any time, of (i) arrearages on distributions on the Trust Preferred Securities that shall exist for six consecutive quarterly distribution periods, (ii) a default by the Company in respect of any of its obligations under the Trust Guarantee or (iii) a Partnership Enforcement Event under the Limited Partnership Agreement, will constitute an enforcement event under the Declaration with respect to the Trust Securities (a "Trust Enforcement Event"); provided, that pursuant to the Declaration, the holder of the Trust Common Securities will be deemed to have waived any Trust Enforcement Event with respect to the Trust Common Securities until all Trust Enforcement Events with respect to the Trust Preferred Securities have been cured, waived or otherwise eliminated. Until such Trust Enforcement Events with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Trust Preferred Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and, therefore, the Special Representative with respect to certain matters under the Limited Partnership Agreement. See "Description of the Partnership Preferred Securities -- Partnership Enforcement Events" for a description of the events which will trigger the occurrence of a Partnership Enforcement Event.

     Upon the occurrence of a Trust Enforcement Event, (a) the Property Trustee, as the holder of the Partnership Preferred Securities, shall have the right to enforce the terms of the Partnership Preferred Securities, including the right to direct the Special Representative to enforce (i) the Partnership's creditors' rights and other rights with respect to the Affiliate Investment Instruments and the Investment Guarantees, (ii) the rights of the holders of the Partnership Preferred Securities under the Partnership Guarantee and (iii) the rights of the holders of the Partnership Preferred Securities to receive distributions (only if and to the extent declared out of funds legally available therefor) on the Partnership Preferred Securities, and (b) the Trust Guarantee Trustee shall have the right to enforce the terms of the Trust Guarantee, including the right to enforce the covenant restricting certain distributions by the Company.

     If the Property Trustee fails to enforce its rights under the Partnership Preferred Securities after a holder of Trust Preferred Securities has made a written request, such holder of Trust Preferred Securities may directly institute a legal proceeding against the Partnership, the General Partner and the Special Representative to enforce the Property Trustee's rights under the Partnership Preferred Securities without first instituting any legal proceeding against the Property Trustee, the Trust or any other person or entity. In addition, for so long as the Trust holds any Partnership Preferred Securities, if the Special Representative fails to enforce its rights on behalf of the Partnership under the Affiliate Investment Instruments after a holder of Trust Preferred Securities has made a written request, a holder of Trust Preferred Securities may on behalf of the Partnership directly institute a legal proceeding against the Investment Affiliates under the Affiliate Investment Instruments, without first instituting any legal proceeding against the Property Trustee, the Trust, the Special Representative, the Partnership or any other person or entity. In any event, for so long as the Trust is the holder of any Partnership Preferred Securities, if a Trust Enforcement Event has occurred and is continuing and such event is attributable to the failure of an Investment Affiliate to make any required payment when due on any Affiliate Investment Instrument or the failure of the Company to make any required payment when due on any Investment Guarantee, then a holder of Trust Preferred Securities may on behalf of the Partnership directly institute a proceeding against such Investment Affiliate with respect to such Affiliate Investment Instrument or against the Company with respect to any such Investment Guarantee, in each case for enforcement of payment.

     Under no circumstances, however, shall the Special Representative have authority to cause the General Partner to declare distributions on the Partnership Preferred Securities. As a result, although the Special Representative may be able to enforce the Partnership's creditors' rights to accelerate and receive payments in respect of the Affiliate Investment Instruments and the Investment Guarantees, the Partnership would be entitled to reinvest such payments in additional Affiliate Investment Instruments, subject to satisfying the reinvestment criteria described under "Description of the Partnership Preferred Securities -- Partnership Investments," and in Eligible Debt Securities, rather than declaring and making distributions on the Partnership Preferred Securities.

     The Company and the Trust are each required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

REDEMPTION

     The Partnership Preferred Securities may be redeemed by the Partnership at the option of the General Partner, in whole or in part, at any time on or after December 31, 2001 or at any time in certain circumstances upon the occurrence of a Partnership Special Event. Upon the repayment of the Partnership Preferred Securities upon such redemption (either at the option of the General Partner or pursuant to a Partnership Special Event), the proceeds from such repayment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the Partnership Preferred Securities so repaid at an amount equal to the amount received in respect of the redeemed Partnership Preferred Securities; provided, that holders of the Trust Securities shall be given not less than 30 nor more than 60 days' notice of such redemption. See "Description of the Partnership Preferred Securities -- General" and "Description of the Partnership Preferred Securities -- Optional Redemption."

TRUST SPECIAL EVENT REDEMPTION OR DISTRIBUTION

     If, at any time, a Trust Tax Event or a Trust Investment Company Event (each as hereinafter defined, and each, a "Trust Special Event") shall occur and be continuing, the Regular Trustees shall, unless the Partnership Preferred Securities are redeemed in the limited circumstances described below, within 90 days following the occurrence of such Trust Special Event elect to either (i) dissolve the Trust upon not less than 30 nor more than 60 days' notice with the result that, after satisfaction of creditors of the Trust, if any, Partnership Preferred Securities (which will have an aggregate stated amount equal to the aggregate stated liquidation amount of, a distribution rate identical to the distribution rate of, accrued and unpaid distributions equal to accrued and unpaid distributions on, and a record date for payment the same as, the Trust Preferred Securities and the Trust Common Securities outstanding at such time) will be distributed on a pro rata basis to the holders of the Trust Preferred Securities and the Trust Common Securities in liquidation of such holders' interests in the Trust; provided, however, that if at the time there is available to the Trust the opportunity to eliminate, within such 90-day period, the Trust Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which in the sole judgment of the Company has or will cause no adverse effect on the Trust, the Partnership, the Company or the holders of the Trust Securities and will involve no material cost, the Trust will pursue such measure in lieu of dissolution or (ii) cause the Trust Preferred Securities to remain outstanding, provided that in the case of this clause (ii), the Company shall pay any and all expenses incurred by or payable by the Trust attributable to the Trust Special Event. Furthermore, if in the case of the occurrence of a Trust Tax Event, the Regular Trustees have received an opinion (a "Trust Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that there is more than an insubstantial risk that interest payable by one or more of the Investment Affiliates with respect to the Debentures issued by such Investment Affiliate is not, or will not be, deductible by such Investment Affiliate for United States federal income tax purposes even if the Partnership Preferred Securities were distributed to the holders of the Trust Securities in liquidation of such holders' interests in the Trust as described above, then the General Partner shall have the right, within 90 days following the occurrence of such Trust Tax Event, to elect to cause the Partnership to redeem the Partnership Preferred Securities in whole (but not in part) for cash upon not less than 30 nor more than 60 days' notice, and promptly following such redemption the Trust Preferred Securities and Trust Common Securities will be redeemed by the Trust at the Redemption Price.

     "Trust Tax Event" means that the Company shall have requested and received and shall have delivered to the Regular Trustees an opinion of nationally recognized independent tax counsel experienced in such matters (a "Trust Dissolution Tax Opinion") to the effect that there has been (a) an amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) a judicial decision interpreting, applying or clarifying such laws or regulations, (c) an administrative pronouncement or action that represents an official position (including a clarification of an official position) of the governmental authority or regulatory body making such administrative pronouncement or taking such action, or (d) a threatened challenge asserted in connection with an audit of the Company or any of its subsidiaries, the Partnership or the Trust, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures, the Partnership Preferred Securities or the Trust Preferred Securities, that occurs on or after the date of this Prospectus (collectively a "Tax Action") and that results in there being more than an insubstantial risk that (i) the Trust is or will be subject to United States federal income tax with respect to income accrued or received on the Partnership Preferred Securities, (ii) the Trust is or will be subject to more than a de minimis amount of other taxes, duties or other governmental charges or (iii) interest payable by an Investment Affiliate with respect to the Debenture issued by such Investment Affiliate is not, or will not be, deductible by such Investment Affiliate for United States federal income tax purposes.

     "Trust Investment Company Event" means that the Company shall have requested and received and shall have delivered to the Regular Trustees an opinion of nationally recognized independent legal counsel experienced in such matters to the effect that as a result of the occurrence on or after the date hereof of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), the Trust is or will be considered an "investment company" which is required to be registered under the 1940 Act.

     If the Partnership Preferred Securities are distributed to the holders of the Trust Preferred Securities, the Company will use its best efforts to cause the Partnership Preferred Securities to be listed on the New York Stock Exchange or on such other national securities exchange or similar organization as the Trust Preferred Securities are then listed or quoted.

     On the date fixed for any distribution of Partnership Preferred Securities, upon dissolution of the Trust, (i) the Trust Preferred Securities and the Trust Common Securities will no longer be deemed to be outstanding and (ii) certificates representing Trust Securities will be deemed to represent the Partnership Preferred Securities so distributed until such certificates are presented to the Company or its agent for exchange.

     There can be no assurance as to the market price for the Partnership Preferred Securities which may be distributed in exchange for Trust Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Partnership Preferred Securities which an investor may subsequently receive on dissolution and liquidation of the Trust may trade at a discount to the price of the Trust Preferred Securities exchanged.

REDEMPTION PROCEDURES

     The Trust may not redeem fewer than all of the outstanding Trust Preferred Securities unless all accrued and unpaid distributions have been paid on all Trust Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

     If the Trust gives a notice of redemption in respect of Trust Preferred Securities (which notice will be irrevocable), and if the Company has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption of the Partnership Preferred Securities, then, by 12:00 noon, New York time, on the redemption date, the Trust will irrevocably deposit with the DTC funds sufficient to pay the amount payable on redemption of all book-entry certificates and will give DTC irrevocable instructions and authority to pay such amount to holders of the Trust Preferred Securities. See " -- Book-Entry Only Issuance -- The Depository Trust Company." If notice of redemption shall have been given and funds are deposited as required, then upon the date of such deposit all rights of holders of such Trust Preferred Securities so called for redemption will cease, except the right of the holders of such Trust Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Trust Preferred Securities is not a Business Day, then payment of the amount payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Trust Preferred Securities is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Trust Guarantee described under "Description of the Trust Guarantee," distributions on such Trust Preferred Securities will continue to accrue at the then applicable rate, from the original redemption date to the date of payment.

     In the event that fewer than all of the outstanding Trust Preferred Securities are to be redeemed, the Trust Preferred Securities will be redeemed in accordance with the procedures of DTC. See " -- Book-Entry Only
Issuance -- The Depository Trust Company."

     Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), the Company or its subsidiaries may at any time and from time to time purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

SUBORDINATION OF TRUST COMMON SECURITIES

     Payment of amounts upon liquidation of the Trust Securities (as described below) shall be made pro rata based on the liquidation amount of the Trust Securities except that if (i) an Investment Event of Default by an Investment Affiliate (including the Company) in respect of any Affiliate Investment Instrument has occurred and is continuing or (ii) the Company is in default under any of its obligations under any Guarantee, then the holders of the Trust Preferred Securities will have a preference over the holders of the Trust Common Securities with respect to payments upon liquidation of the Trust.

     In the case of any Trust Enforcement Event, the holder of Trust Common Securities will be deemed to have waived any such Trust Enforcement Event until all such Trust Enforcement Events with respect to the Trust Preferred Securities have been cured, waived or otherwise eliminated. Until all Trust Enforcement Events with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of the holder of the Trust Common Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Trust Liquidation"), the then holders of the Trust Preferred Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in cash or other immediately available funds in an amount equal to the aggregate of the stated liquidation amount of $25 per Trust Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Trust Liquidation Distribution"), unless, in connection with such Trust Liquidation, Partnership Preferred Securities (which will have an aggregate stated principal amount equal to the aggregate stated liquidation amount of, a distribution rate identical to the distribution rate of, and accrued and unpaid distributions equal to accrued and unpaid distributions on, the Trust Preferred Securities) have been distributed on a pro rata basis to the holders of the Trust Preferred Securities.

     If, upon any such Trust Liquidation, the Trust Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Trust Liquidation Distribution, then the amounts payable directly by the Trust on the Trust Preferred Securities shall be paid on a pro rata basis, and the holders of the Trust Common Securities will be entitled to receive distributions upon any such liquidation as described above under " -- Subordination of Trust Common Securities."


     Pursuant to the Declaration, the Trust shall terminate (i) upon the bankruptcy, insolvency or dissolution of the Company, (ii) upon the filing of a certificate of dissolution or the equivalent with respect to the Company, the filing of a certificate of cancellation with respect to the Trust after having obtained the consent of at least a majority in liquidation amount of the Trust Securities, voting together as a single class, to file such certificate of cancellation, or the revocation of the charter of the Company and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iii) upon the distribution of all of the Partnership Preferred Securities upon the occurrence of a Trust Special Event, (iv) upon the entry of a decree of a judicial dissolution of the Company or the Trust, or (v) upon the redemption of all the Trust Securities. A merger of the Company with or into another entity will not constitute one of the foregoing events.

VOTING RIGHTS

     Except as described herein, under the Trust Act, the Trust Indenture Act and under "Description of the Trust Guarantee -- Amendments and Assignment," and as otherwise required by law and the Declaration, the holders of the Trust Preferred Securities will have no voting rights.

     Subject to the requirement of the Property Trustee obtaining a tax opinion as set forth in the last sentence of this paragraph, the holders of a majority in liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as holder of the Partnership Preferred Securities, to (i) exercise the remedies available to it under the Limited Partnership Agreement as a holder of the Partnership Preferred Securities, including the right to direct the Special Representative to exercise its rights in the manner described above under " -- Trust Enforcement Events" and (ii) consent to any amendment, modification or termination of the Limited Partnership Agreement or the Partnership Preferred Securities where such consent shall be required; provided, however, that where a consent or action under the Limited Partnership Agreement would require the consent or act of the holders of more than a majority of the aggregate liquidation amount of Partnership Preferred Securities affected thereby, only the holders of the percentage of the aggregate stated liquidation amount of the Trust Securities which is at least equal to the percentage required under the Limited Partnership Agreement may direct the Property Trustee to give such consent or take such action on behalf of the Trust. See "Description of the Partnership Preferred Securities -- Voting Rights." The Property Trustee shall notify all holders of the Trust Preferred Securities of any notice of any Partnership Enforcement Event received from the General Partner with respect to the Partnership Preferred Securities and the Affiliate Investment Instruments. Such notice shall state that such Partnership Enforcement Event also constitutes a Trust Enforcement Event. Except with respect to directing the time, method, and place of conducting a proceeding for a remedy as described above, the Property Trustee shall be under no obligation to take any of the actions described in clauses (i) or (ii) above unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that as a result of such action, for United States federal income tax purposes, the Trust will not be classified as an association or a publicly traded partnership taxable as a corporation.

     Subject to certain exceptions, the holders of a majority in liquidation amount of the Trust Preferred Securities may waive any past Trust Enforcement Event in respect of the Trust Preferred Securities. A waiver of a Partnership Enforcement Event with respect to the Partnership Preferred Securities held by the Property Trustee will constitute a waiver of the corresponding Trust Enforcement Event. See "Description of the Partnership Preferred
Securities -- Voting Rights."

     Any required approval or direction of holders of Trust Preferred Securities may be given at a separate meeting of holders of Trust Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Trust Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Trust Preferred Securities will be required for the Trust to redeem and cancel Trust Preferred Securities or distribute Partnership Preferred Securities in accordance with the Declaration.

     Notwithstanding that holders of Trust Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Securities that are owned at such time by the Company or any entity directly or indirectly controlled by, or under direct or indirect common control with, the Company, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Trust Securities were not outstanding; provided, however, that persons (other than affiliates of the Company) to whom the Company or any of its subsidiaries have pledged Trust Preferred Securities may vote or consent with respect to such pledged Trust Preferred Securities under any of the circumstances described herein.

     The procedures by which holders of Trust Preferred Securities represented by the global certificates may exercise their voting rights are described below. See " -- Book-Entry Only Issuance -- The Depository Trust Company."

     Holders of the Trust Preferred Securities will have no rights to appoint or remove the Regular Trustees, who may be appointed, removed or replaced solely by the Company, as the holder of all of the Trust Common Securities.

MERGER, CONSOLIDATION OR AMALGAMATION OF THE TRUST

     The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other entity without the consent of the holders of the Trust Securities, except in certain limited circumstances and upon compliance with certain specified conditions. The Trust shall not, however, except with the consent of holders of 100% in liquidation amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes.

MODIFICATION OF THE DECLARATION

     The Declaration may be modified and amended if approved by a majority of the Regular Trustees (and in certain circumstances the Property Trustee and the Delaware Trustee), provided, that if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the holders of Trust Securities, whether by way of amendment to the Declaration or otherwise or
(ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of the holders of at least a majority in liquidation amount of the Trust Securities affected thereby; provided, further that if any amendment or proposal referred to in clause (i) above would adversely affect only the Trust Preferred Securities or the Trust Common Securities, then only the affected class of security holders will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of security holders.

     The Declaration may be amended without the consent of any holders of the Trust Securities to (i) cure any ambiguity, (ii) correct or supplement any provision in the Declaration that may be defective or inconsistent with any other provision of the Declaration, (iii) add to the covenants, restrictions or obligations of the Company, (iv) conform to any change in the 1940 Act, the Trust Indenture Act or the rules or regulations of either such Act and (v) modify, eliminate and add to any provision of the Declaration to such extent as may be necessary or desirable; provided that no such amendment shall have a material adverse effect on the rights, preferences or privileges of the holders of the Trust Securities.

     Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes, (ii) cause the Partnership to be classified as an association or a publicly traded partnership taxable as a corporation for such purposes, (iii) reduce or otherwise adversely affect the powers of the Property Trustee or (iv) cause the Trust or the Partnership to be deemed an "investment company" which is required to be registered under the 1940 Act.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as securities depository (the "Depository") for the Trust Preferred Securities and, to the extent distributed to the holders of Trust Preferred Securities, the Partnership Preferred Securities. The Trust Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Trust Preferred Securities certificates ("Global Certificates"), representing the total aggregate number of Trust Preferred Securities, will be issued and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Trust Preferred Securities within the DTC system must be made by or through Participants, which will receive a credit for the Trust Preferred Securities on DTC's records. The ownership interest of each actual purchaser of Trust Preferred Securities ("Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants or Indirect Participants through which the Beneficial Owners purchased Trust Preferred Securities. Transfers of ownership interests in the Trust Preferred Securities are to be accomplished by entries made on the books of Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Trust Preferred Securities, except in the event that use of the book-entry system for the Trust Preferred Securities is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Trust Preferred Securities; DTC's records reflect only the identity of the Participants to whose accounts such Trust Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Trust Preferred Securities represented thereby for all purposes under the Declaration and the Trust Preferred Securities. No beneficial owner of an interest in a Global Certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Declaration.


     DTC has advised the Company that it will take any action permitted to be taken by a holder of Trust Preferred Securities only at the direction of one or more Participants to whose account the DTC interests in the Global Certificates are credited and only in respect of such portion of the aggregate liquidation amount of Trust Preferred Securities as to which such Participant or Participants has or have given such direction. However, in certain cases if there is a Trust Enforcement Event under the Trust Preferred Securities, DTC will exchange the Global Certificates for Certificated Securities, which it will distribute to its Participants in accordance with its customary procedures.

     Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices in respect of the Trust Preferred Securities held in book-entry form will be sent to Cede & Co. If less than all of the Trust Preferred Securities are being redeemed, DTC will determine the amount of the interest of each Participant to be redeemed in accordance with its procedures.

     Although voting with respect to the Trust Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Trust Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts the Trust Preferred Securities are allocated on the record date (identified in a listing attached to the Omnibus Proxy).

     Distributions on the Trust Preferred Securities held in book-entry form will be made to DTC in immediately available funds. DTC's practice is to credit Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and Indirect Participants and not of DTC, the Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of any distributions to DTC is the responsibility of the Trust, disbursement of such payments to Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants and Indirect Participants.

     Except as provided herein, a Beneficial Owner of an interest in a Global Certificate will not be entitled to receive physical delivery of Trust Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Trust Preferred Securities.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificates among Participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trust will have any responsibility for the performance by DTC or its Participants or Indirect Participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depository with respect to the Trust Preferred Securities at any time by giving notice to the Trust. Under such circumstances, in the event that a successor securities depository is not obtained, Trust Preferred Security certificates are required to be printed and delivered to the Property Trustee. Additionally, the Trust (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC or any successor depository. In that event, and in the event of certain Trust Enforcement Events, certificates for the Trust Preferred Securities will be printed and delivered to the Property Trustee. In each of the above circumstances, the Company will appoint a paying agent with respect to the Trust Preferred Securities.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Trust Preferred Securities as represented by a Global Certificate.

PAYMENT

     Payments in respect of the Trust Preferred Securities represented by the Global Certificates shall be made to DTC, which shall credit the relevant accounts at DTC on the scheduled payment dates or, in the case of certificated securities, if any, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register.

REGISTRAR, TRANSFER AGENT, AND PAYING AGENT

     The Property Trustee will act as Registrar, Transfer Agent and, if required, Paying Agent for the Trust Preferred Securities.

     Registration of transfers of Trust Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or the Company may require) in respect of any tax or other government charges which may be imposed in relation to it.

     The Trust will not be required to register or cause to be registered the transfer of Trust Preferred Securities after such Trust Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Trust Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Property Trustee to take any action following a Trust Enforcement Event.

GOVERNING LAW

     The Declaration and the Trust Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

     The Regular Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or characterized as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes. In this connection, the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Declaration that the Regular Trustees determine in their discretion to be necessary or desirable for such purposes as long as such action does not adversely affect the interests of the holders of the Trust Preferred Securities.

     Holders of the Trust Preferred Securities have no preemptive rights.

                       DESCRIPTION OF THE TRUST GUARANTEE

     Set forth below is a summary of information concerning the Trust Guarantee which will be executed and delivered by the Company for the benefit of the holders from time to time of Trust Preferred Securities. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Trust Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Trust Guarantee incorporates by reference the terms of, and will be qualified as an indenture under, the Trust Indenture Act. The Chase Manhattan Bank, as the Trust Guarantee Trustee, will hold the Trust Guarantee for the benefit of the holders of the Trust Preferred Securities and will act as indenture trustee for the purposes of compliance with the Trust Indenture Act.

GENERAL

     Pursuant to the Trust Guarantee, the Company will irrevocably agree, on a subordinated basis and to the extent set forth therein, to pay in full to the holders of the Trust Preferred Securities (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set off or counterclaim which the Trust may have or assert, the following payments (the "Trust Guarantee Payments"), without duplication: (i) any accrued and unpaid distributions on the Trust Preferred Securities to the extent the Trust has funds available therefor, (ii) the Redemption Price with respect to any Trust Preferred Securities called for redemption by the Trust to the extent the Trust has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Partnership Preferred Securities to the holders of Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Trust Preferred Securities and (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities upon the liquidation of the Trust. The Company's obligation to make a Trust Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Trust Preferred Securities.

     The Trust Guarantee will be a guarantee on a subordinated basis with respect to the Trust Preferred Securities from the time of issuance of such Trust Preferred Securities but will only apply to any payment of distributions or Redemption Price, or to payments upon the dissolution, winding-up or termination of the Trust, to the extent the Trust shall have funds available therefor. If the Partnership fails to declare distributions on Partnership Preferred Securities, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Trust Preferred Securities or otherwise, and in such event holders of the Trust Preferred Securities would not be able to rely upon the Trust Guarantee for payment of such amounts. Instead, holders of the Trust Preferred Securities will have the remedies described herein under "Description of the Trust Preferred Securities -- Trust Enforcement Events", including the right to direct the Trust Guarantee Trustee to enforce the covenant restricting certain distributions by the Company. See "-- Certain Covenants of the Company" below.

     The Guarantees, when taken together with the Company Debenture and the Company's obligations to pay all fees and expenses of the Trust and the Partnership, constitute a guarantee to the extent set forth herein by the Company of the distribution, redemption and liquidation payments payable to the holders of the Trust Preferred Securities. The Guarantees do not apply, however, to current distributions by the Partnership unless and until such distributions are declared by the Partnership out of funds legally available for payment or to liquidating distributions unless there are assets available for payment in the Partnership, each as more fully described under "Risk Factors -- Insufficient Income or Assets Available to Partnership."

CERTAIN COVENANTS OF THE COMPANY

     The Company will covenant in the Trust Guarantee that if for any distribution period, (a) full distributions on a cumulative basis on any Trust Preferred Securities have not been paid, (b) an Investment Event of Default by any Investment Affiliate in respect of any Affiliate Investment Instrument has occurred and is continuing or (c) the Company is in default of its obligations under the Trust Guarantee, the Partnership Guarantee or any Investment Guarantee, then, during such period (i) the Company shall not declare or pay dividends on, make distributions with respect to, redeem, purchase or acquire or make a liquidation payment with respect to any of its capital stock (except for dividends or distributions in shares of its common stock and exchanges of common stock of one class for common stock of another class), (ii) the Company shall not make any payment or cause any payment to be made that would result in, and shall take such actions as shall be necessary to prevent, the payment of any dividends on, any distribution with respect to, any redemption, purchase or other acquisition of, or any liquidation payment with respect to, any Comparable Equity Interest, and (iii) the Company will not make any guarantee payments with respect to the foregoing. "Comparable Equity Interest" means the 8% Cumulative Guaranteed Monthly Income Preferred Shares of Enron Capital LLC, the 9% Cumulative Guaranteed Preferred Securities, Series A of Enron Capital Resources, L.P. and any preferred security hereafter issued by any finance subsidiary of the Company, the principal purpose of which is to lend the proceeds of the sale thereof to the Company or to eligible affiliates of the Company.

EVENTS OF DEFAULT; ENFORCEMENT OF TRUST GUARANTEE

     An event of default under the Trust Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Trust Guarantee Trustee under the Trust Guarantee. If the Trust Guarantee Trustee fails to enforce its rights under the Trust Guarantee after a holder of Trust Preferred Securities has made a written request, such holder may institute a legal proceeding directly against the Company to enforce the Trust Guarantee Trustee's rights under the Trust Guarantee, without first instituting a legal proceeding against the Trust, the Trust Guarantee Trustee or any other person or entity. In any event, if the Company has failed to make a guarantee payment under the Trust Guarantee, a holder of Trust Preferred Securities may directly institute a proceeding in such holder's own name against the Company for enforcement of the Trust Guarantee for such payment.

STATUS OF THE TRUST GUARANTEE; SUBORDINATION

     The Trust Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior to all other liabilities of the Company and will rank pari passu with the most senior preferred stock issued from time to time by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred security of any affiliate of the Company. The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Trust Guarantee.

     The Trust Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may directly institute a legal proceeding against the Company to enforce its rights under the Trust Guarantee without instituting a legal proceeding against any other person or entity).

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of Trust Preferred Securities (in which case no vote will be required), the Trust Guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount of all the outstanding Trust Preferred Securities. The manner of obtaining any such approval of holders of the Trust Preferred Securities will be as set forth under "Description of the Trust Preferred Securities -- Voting Rights." All guarantees and agreements contained in the Trust Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding. Except in connection with any permitted merger or consolidation of the Company with or into another entity or any permitted sale, transfer or lease of the Company's assets to another entity, the Company may not assign its rights or delegate its obligations under the Trust Guarantee without the prior approval of the holders of at least a majority of the aggregate stated liquidation amount of the Trust Preferred Securities then outstanding.

TERMINATION OF THE TRUST GUARANTEE

     The Trust Guarantee will terminate as to each holder of Trust Preferred Securities upon (i) full payment of the Redemption Price of all Trust Preferred Securities, (ii) distribution of the Partnership Preferred Securities held by the Trust to the holders of the Trust Preferred Securities or (iii) full payment of the amounts payable in accordance with the Declaration upon liquidation of the Trust. The Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sum paid under such Trust Preferred Securities or such Trust Guarantee.

INFORMATION CONCERNING THE TRUST GUARANTEE TRUSTEE

     The Trust Guarantee Trustee, prior to the occurrence of a default with respect to the Trust Guarantee, undertakes to perform only such duties as are specifically set forth in the Trust Guarantee and, after default with respect to the Trust Guarantee, shall exercise the same degree of care as a prudent person would exercise in the conduct of his own affairs. Subject to such provision, the Trust Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Trust Guarantee at the request of any holder of Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

GOVERNING LAW

     The Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

              DESCRIPTION OF THE PARTNERSHIP PREFERRED SECURITIES

GENERAL

     All of the partnership interests in the Partnership other than the Partnership Preferred Securities acquired by the Trust are owned directly by the Company. The Company is the sole general partner of the Partnership. The Limited Partnership Agreement authorizes and creates the Partnership Preferred Securities, which represent limited partnership interests in the Partnership. The limited partnership interests represented by the Partnership Preferred Securities will have a preference with respect to distributions and amounts payable on redemption or liquidation over the General Partner's interest in the Partnership. Except as otherwise described herein or provided in the Limited Partnership Agreement, the Limited Partnership Agreement does not permit the issuance of any additional partnership interests or the incurrence of any indebtedness by the Partnership.

     The summary of certain material terms and provisions of the Partnership Preferred Securities set forth below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Limited Partnership Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the Partnership Act.

DISTRIBUTIONS


     Holders of Partnership Preferred Securities will be entitled to receive cumulative cash distributions, if, as and when declared by the General Partner in its sole discretion out of assets of the Partnership legally available for payment. The distributions payable on each Partnership Preferred Security will be fixed at a rate per annum of 8.30% of the stated liquidation preference of $25 per Partnership Preferred Security. Distributions not paid on the scheduled payment date will accumulate and compound quarterly at the rate per annum equal to 8.30%. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.


     Distributions on the Partnership Preferred Securities will be payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing December 31, 1996. If distributions are not declared and paid when regularly scheduled, the accrued distributions that were not paid when scheduled shall be paid to the holders of record of Partnership Preferred Securities as they appear on the books and records of the Partnership on the record date with respect to the actual payment date for the Partnership Preferred Securities.

     The Partnership's funds available for distribution to the holders of the Partnership Preferred Securities will be limited to payments received by the Partnership on the Affiliate Investment Instruments, the Investment Guarantees and the Eligible Debt Securities in which the Partnership has invested from time to time. See "-- Partnership Investments." To the extent that the issuers (including, where applicable, the Company, as guarantor) of the securities in which the Partnership invests fail to make any payment in respect of such securities (or, if applicable, such guarantees), the Partnership will not have sufficient funds to pay and will not declare or pay distributions on the Partnership Preferred Securities, in which event the Partnership Guarantee will not apply to such distributions until the Partnership has sufficient funds available therefor and declares such distributions. See "Description of the Partnership Guarantee." In addition, distributions on the Partnership Preferred Securities may be declared and paid only as determined in the sole discretion of the Company, as the General Partner of the Partnership. If the Partnership fails to declare and pay distributions on the Partnership Preferred Securities out of funds legally available for distribution, the Trust will not have sufficient funds to make distributions on the Trust Preferred Securities, in which event the Trust Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor. In addition, as described under "Risk Factors -- Insufficient Income or Assets Available to Partnership," the Partnership may not have sufficient funds to pay current or liquidating distributions on the Partnership Preferred Securities if (i) at any time that the Partnership is receiving current payments in respect of the securities held by the Partnership (including the Debentures), the General Partner, in its sole discretion, does not declare distributions on the Partnership Preferred Securities and the Partnership receives insufficient amounts to pay the additional compounded distributions that will accrue in respect of the Partnership Preferred Securities, (ii) the Partnership reinvests the proceeds received in respect of the Debentures upon their retirement or at their maturities in Affiliate Investment Instruments that do not generate income in an amount that is sufficient to pay full distributions in respect of the Partnership Preferred Securities or (iii) the Partnership invests in equity or debt securities of Investment Affiliates that are not guaranteed by the Company and that cannot be liquidated by the Partnership for an amount sufficient to pay such distributions in full.

     Distributions on the Partnership Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Partnership on the relevant record dates, which, as long as the Trust Preferred Securities remain (or, in the event that the Trust is liquidated in connection with a Trust Special Event, as long as the Partnership Preferred Securities remain) in book-entry only form, will be one Business Day prior to the relevant payment dates. In the event the Trust Preferred Securities (or in the event that the Trust is liquidated in connection with a Trust Special Event, the Partnership Preferred Securities) shall not continue to remain in book-entry only form, the relevant record dates shall be the 15th day of the month of the relevant payment dates. In the event that any date on which distributions are payable on the Partnership Preferred Securities is not a Business Day, then payment of the distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day.

PARTNERSHIP ENFORCEMENT EVENTS

     If one or more of the following events shall occur and be continuing (each a "Partnership Enforcement Event"): (i) arrearages on distributions on the Partnership Preferred Securities shall exist for six consecutive quarterly distribution periods, (ii) the Company is in default on any of its obligations under the Partnership Guarantee or any Investment Guarantee or (iii) an Investment Event of Default occurs and is continuing on any Affiliate Investment Instrument, then holders of the Partnership Preferred Securities, by the vote of a majority in aggregate liquidation preference of such holders (or, for so long as the Partnership Preferred Securities are held by the Property Trustee, the Property Trustee, as the holder of the Partnership Preferred Securities), will have the right (a) under the Limited Partnership Agreement to enforce the terms of the Partnership Preferred Securities, including the right to appoint and authorize a special representative of the

Partnership and the limited partners (a "Special Representative") to enforce (1) the Partnership's creditors' rights and other rights with respect to the Affiliate Investment Instruments and the Investment Guarantees, (2) the rights of the holders of the Partnership Preferred Securities under the Partnership Guarantee and (3) the rights of the holders of the Partnership Preferred Securities to receive distributions (only if and to the extent declared out of funds legally available therefor) on the Partnership Preferred Securities, and
(b) under the Partnership Guarantee to enforce the terms of the Partnership Guarantee, including the right to enforce the covenant restricting certain distributions by the Company.

     If the Special Representative fails to enforce its rights under the Affiliate Investment Instruments after a holder of Partnership Preferred Securities has made a written request, such holder of Partnership Preferred Securities may directly institute a legal proceeding against the Company to enforce the rights of the Special Representative and the Partnership under the Affiliate Investment Instruments without first instituting any legal proceeding against the Special Representative, the Partnership or any other person or entity. In any event, if a Partnership Enforcement Event has occurred and is continuing and such event is attributable to the failure of an Investment Affiliate to make any required payment when due on any Affiliate Investment Instrument, then a holder of Partnership Preferred Securities may on behalf of the Partnership directly institute a proceeding against such Investment Affiliate with respect to such Affiliate Investment Instrument for enforcement of payment. A holder of Partnership Preferred Securities may also bring a direct action against the Company to enforce such holder's right under the Partnership Guarantee. See "Description of the Partnership Guarantee -- Events of Default; Enforcement of Partnership Guarantee."

     Under no circumstances, however, shall the Special Representative have authority to cause the General Partner to declare distributions on the Partnership Preferred Securities. As a result, although the Special Representative may be able to enforce the Partnership's creditors' rights to accelerate and receive payments in respect of the Affiliate Investment Instruments and the Investment Guarantees, the Partnership would be entitled to reinvest such payments in additional Affiliate Investment Instruments, subject to satisfying the reinvestment criteria described under "Description of the Partnership Preferred Securities -- Partnership Investments," and in Eligible Debt Securities, rather than declaring and making distributions on the Partnership Preferred Securities. The Special Representative shall not, by virtue of acting in such capacity, be admitted as a general partner in the Partnership or otherwise be deemed to be a general partner in the Partnership and shall have no liability for the debts, obligations or liabilities of the Partnership.

PARTNERSHIP INVESTMENTS

     Approximately 99% of the proceeds from the issuance of the Partnership Preferred Securities and the General Partner's contemporaneous capital contribution (the "Initial Partnership Proceeds") will be used by the Partnership to purchase debt instruments of Enron and its subsidiaries and the remaining 1% of the Initial Partnership Proceeds will be used to purchase Eligible Debt Securities. The purchase of the Debentures by the Partnership will occur contemporaneously with the issuance of the Partnership Preferred Securities.

     The initial Affiliate Investment Instruments purchased by the Partnership will consist of three or more debt instruments (the "Debentures"). Approximately 75% of the Initial Partnership Proceeds will be used to purchase a Debenture of the Company (the "Company Debenture"), and approximately 24% of the Initial Partnership Proceeds will be used to purchase Debentures of two or more wholly owned subsidiaries of the Company (the "Affiliate Debentures"). Each Debenture is expected to have a term of 20 years and to provide for interest payable at market rates for such Debentures. The Debentures will be general unsecured debt obligations of the relevant issuer, except that the Company Debenture will rank subordinate and junior to all senior indebtedness of the Company.

     The payment of interest on each of the Debentures may be deferred at any time, and from time to time, by the relevant issuer for a period not exceeding six consecutive quarters. If an issuer were to so defer the payment of interest, interest would continue to accrue and compound at the stated interest rate on such Debenture. The Debentures will contain covenants appropriate for unsecured debt securities issued by similar borrowers pursuant to a public offering or private placement under Rule 144A of a comparable debt security, including a limitation on consolidation, merger or a sale or conveyance of all or substantially all of the assets of the relevant issuer and a limitation on incurrence of secured debt. The Debentures will contain redemption provisions that correspond to the redemption provisions applicable to the Partnership Preferred Securities, including an option to redeem the Debentures by the relevant issuer, in whole or in part, from time to time, on or after December 31, 2001 and following the occurrence of a Partnership Special Event, in each case, in the same manner described under "-- Optional Redemption" and "-- Partnership Special Event Redemption." Each Affiliate Debenture will provide that in certain specified circumstances, it may be assumed by another subsidiary of the Company that meets certain criteria and will contain a mandatory redemption provision that is triggered upon a change in control. The Debentures, and any other Affiliate Investment Instruments that are debt instruments acquired by the Partnership in the future, will also contain customary events of default (the "Investment Events of Default"), including events of default for defaults in payments on such securities when due (provided that no default shall occur upon a valid deferral of an interest payment by an issuer), defaults in the performance of the relevant issuer's obligations under its Debenture or Affiliate Investment Instruments, as the case may be, and certain bankruptcy, insolvency or reorganization events (subject to customary exceptions and grace periods).

     The payment of interest and principal when due and other payment terms of the Debentures (other than the Company Debenture), will be guaranteed to the extent described herein (each, an "Investment Guarantee") by the Company for the benefit of the holders of Partnership Preferred Securities. See "-- Investment Guarantees."

     Approximately 1% of the Initial Partnership Proceeds will be invested in Eligible Debt Securities. "Eligible Debt Securities" means cash or book-entry securities, negotiable instruments, or other securities of entities not affiliated with the Company represented by instruments in registered form which evidence any of the following: (a) any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States, or any certificate of deposit for any of the foregoing; (b) commercial paper issued pursuant to Section 3(a)(3) of the Securities Act and having, at the time of the investment or contractual commitment to invest therein, a rating from each of S&P and Moody's in the highest investment rating category granted by such rating agency and having a maturity not in excess of nine months; (c) demand deposits, time deposits and certificates of deposit which are fully insured by the Federal Deposit Insurance Corporation ("FDIC"); (d) repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the Government of the United States of America or any agency or instrumentality thereof, the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company which is an Eligible Institution (as defined herein) and the deposits of which are insured by the FDIC; and (e) any other security which is identified as a permitted investment of a finance subsidiary pursuant to Rule 3a-5 under the 1940 Act at the time it is acquired by the Partnership.

     "Eligible Institution" means (a) a depository institution organized under the laws of the United States or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), (1)(i) which has either
(A) a long-term unsecured debt rating of AA or better by S&P and Aa or better by Moody's or (B) a short-term unsecured debt rating or a certificate of deposit rating of A-1+ by S&P and P-1 by Moody's and (ii) whose deposits are insured by the FDIC or (2)(i) the parent of which has a long-term or short-term unsecured debt rating which signifies investment grade and (ii) whose deposits are insured by the FDIC.

     The Partnership may, from time to time and subject to the restrictions described below, reinvest payments received with respect to the Affiliate Investment Instruments (including the Debentures) and the Eligible Debt Securities in additional Affiliate Investment Instruments and Eligible Debt Securities. As of the date of this Prospectus, the Company, as the General Partner, does not intend to cause the Partnership to reinvest periodic payments received by the Partnership in the manner described below, although there can be no assurance that the General Partner's intention in respect of such reinvestments will not change in the future.

     Certain financial terms of all Affiliate Investment Instruments (including the Debentures) will be reviewed by a nationally recognized investment banking firm that does not (and whose directors, officers, employees and affiliates do not) have a direct or indirect material equity interest in the Company or any of its subsidiaries or another entity selected by the Company and approved by the holders of a majority in liquidation amount of the Partnership Preferred Securities (the "Independent Financial Advisor"). Merrill Lynch & Co. will serve as the initial Independent Financial Advisor.

     The Partnership may reinvest in additional Affiliate Investment Instruments only if certain procedures and criteria are satisfied with respect to such Affiliate Investment Instrument, including the satisfaction of the following conditions: (i) the Partnership did not hold debt or equity securities of the issuer of the proposed Affiliate Investment Instrument within the three-year period ending on the date of such proposed investment; (ii) there was never a default on any debt obligation of, or arrearages of dividends on preferred stock issued by, the issuer of the proposed Affiliate Investment Instrument that was previously or is currently owned by the Partnership; and (iii) the applicable financial terms with respect to the proposed Affiliate Investment Instrument have been determined by the Independent Financial Advisor to be at least as favorable as terms which could be obtained by the Partnership in a public offering or private placement under Rule 144A of a comparable security issued by the relevant Investment Affiliate and (iv) the requesting Investment Affiliate shall not be deemed to be an investment company by reason of Section 3(a) or 3(b) of the 1940 Act. The term "Investment Affiliate" means the Company or any corporation, partnership, limited liability company or other entity (other than the Partnership or the Trust) that is controlled by the Company. If the Partnership is unable to reinvest payments and proceeds from Affiliate Investment Instruments in additional Affiliate Investment Instruments meeting the above criteria, the Partnership may only invest such funds in Eligible Debt Securities (subject to restrictions of applicable law, including the 1940 Act).

INVESTMENT GUARANTEES

     General. The Company will agree, on a subordinated basis and to the extent set forth therein, to execute and deliver an Investment Guarantee for the benefit of the holders of Partnership Preferred Securities with respect to each Debenture issued by an Investment Affiliate (other than the Company Debenture) to the extent set forth below. The Investment Guarantees shall be enforceable regardless of any defense, right of set-off or counterclaim that the Company may have or assert. The Investment Guarantees will be full and unconditional guarantees with respect to the applicable Debentures from the time of issuance. To the extent that, as described above, the Partnership invests in additional Affiliate Investment Instruments, the determination as to whether such Affiliate Investment Instrument will contain an Investment Guarantee will be made at the date of its issuance and will be based, among other things, upon its approval by the Independent Financial Advisor in accordance with the reinvestment criteria described above.

     The Investment Guarantees will constitute guarantees of payment and not of collection (that is, the guaranteed party may directly institute a legal proceeding against the Company to enforce its rights under the applicable Investment Guarantee without instituting a legal proceeding against any other person or entity). If no Special Representative has been appointed to enforce any Investment Guarantee, the General Partner has the right to enforce such Investment Guarantee on behalf of the holders of the Partnership Preferred Securities. The holders of not less than a majority in aggregate liquidation preference of the Partnership Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of any Investment Guarantee, including the giving of directions to the General Partner or the Special Representative, as the case may be. If the General Partner or the Special Representative fails to enforce any Investment Guarantee as above provided, any holder of Trust Preferred Securities may institute its own legal proceeding to enforce such Investment Guarantee. No Investment Guarantee will be discharged except by payment in full of all amounts guaranteed by such Investment Guarantee (without duplication of amounts theretofore paid by the relevant Investment Affiliate).

     Amendments and Assignment. Except with respect to any changes that do not adversely affect the rights of holders of Partnership Preferred Securities (in which case no consent will be required), the Investment Guarantees may be amended only with the prior approval of the holders of not less than a majority in liquidation preference of the outstanding Partnership Preferred Securities, provided that for so long as the

Property Trustee of the Trust is the holder of the Partnership Preferred Securities, such amendment will not be effective without the prior written approval of a majority in liquidation preference of the outstanding Trust Preferred Securities. All guarantees and agreements contained in the Investment Guarantees shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of Partnership Preferred Securities.

     Status of the Investment Guarantees. The Company's obligations under the Investment Guarantees will constitute unsecured obligations of the Company and will rank subordinate and junior to all other liabilities of the Company and will rank pari passu with the most senior preferred stock issued from time to time by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred security of any affiliate of the Company.

     Governing Law. The Investment Guarantees will be governed by and construed in accordance with the laws of the State of New York.

OPTIONAL REDEMPTION

     The Partnership Preferred Securities are redeemable, at the option of the General Partner, in whole or in part, from time to time, on or after December 31, 2001, upon not less than 30 nor more than 60 days' notice, at an amount per Partnership Preferred Security equal to $25 plus accrued and unpaid distributions thereon. If the Partnership redeems Partnership Preferred Securities in accordance with the terms thereof, Trust Securities will be mandatorily redeemed at the Redemption Price. If a partial redemption would result in the delisting of the Trust Preferred Securities (or, if the Partnership Preferred Securities have been distributed in connection with a Trust Special Event, the delisting of the Partnership Preferred Securities), the Partnership may only redeem the Partnership Preferred Securities in whole.

PARTNERSHIP SPECIAL EVENT REDEMPTION

     If, at any time, a Partnership Tax Event or a Partnership Investment Company Event (each as hereinafter defined, and each a "Partnership Special Event") shall occur and be continuing, the General Partner shall, within 90 days following the occurrence of such Partnership Special Event, elect to either (i) redeem the Partnership Preferred Securities in whole (but not in part), upon not less than 30 or more than 60 days' notice at the Redemption Price, provided that, if at the time there is available to the Partnership the opportunity to eliminate, within such 90-day period, the Partnership Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable such measure that in the sole judgment of the Company has or will cause no adverse effect on the Partnership, the Trust or the Company, the General Partner will pursue such measure in lieu of redemption; or (ii) cause the Partnership Preferred Securities to remain outstanding, provided that in the case of this clause (ii), the General Partner shall pay any and all costs and expenses incurred by or payable by the Partnership attributable to the Partnership Special Event.

     "Partnership Tax Event" means that the General Partner shall have requested and received an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that there has been a Tax Action that results in there being more than an insubstantial risk that (i) the Partnership is, or will be, subject to United States federal income tax with respect to income accrued or received on the Affiliate Investment Instruments or the Eligible Debt Securities, (ii) the Partnership is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges or
(iii) interest payable by an Investment Affiliate with respect to the Debenture issued by such Investment Affiliate to the Partnership is not, or will not be, deductible by such Investment Affiliate for United States federal income tax purposes.

     "Partnership Investment Company Event" means that the General Partner shall have requested and received an opinion of nationally recognized independent legal counsel experienced in such matters to the effect that as a result of the occurrence on or after the date hereof of a Change in 1940 Act Law, the Partnership is or will be considered an "investment company" which is required to be registered under the 1940 Act.

REDEMPTION PROCEDURES

     The Partnership may not redeem fewer than all the outstanding Partnership Preferred Securities unless all accrued and unpaid distributions have been paid on all Partnership Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

     If the Partnership gives a notice of redemption in respect of Partnership Preferred Securities (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Partnership (i) if the Partnership Preferred Securities are in book-entry form with DTC, will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price in respect of the Partnership Preferred Securities held through DTC in global form or (ii) if the Partnership Preferred Securities are held in certificated form, will deposit with the paying agent for the Partnership Preferred Securities funds sufficient to pay such amount in respect of any Partnership Preferred Securities in certificated form and will give such paying agent irrevocable instructions and authority to pay such amounts to the holders of Partnership Preferred Securities upon surrender of their certificates. See "-- Book-Entry Only Issuance -- The Depository Trust Company."

     If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of holders of such Partnership Preferred Securities so called for redemption will cease, except the right of the holders of such Partnership Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Partnership Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Partnership Preferred Securities is improperly withheld or refused and not paid either by the Partnership or by the Company pursuant to the Partnership Guarantee described under "Description of the Partnership Guarantee," distributions on such Partnership Preferred Securities will continue to accrue, from the original redemption date to the date of payment.

     Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), the Company or any of its subsidiaries may at any time and from time to time purchase outstanding Partnership Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     In the event of any voluntary or involuntary dissolution, winding-up or termination of the Partnership, the holders of the Partnership Preferred Securities at the time will be entitled to receive out of the assets of the Partnership available for distribution to partners after satisfaction of liabilities of creditors as required by the Partnership Act, before any distribution of assets is made to the General Partner, an amount equal to, in the case of holders of Partnership Preferred Securities, the aggregate of the stated liquidation preference of $25 per Partnership Preferred Security plus accrued and unpaid distributions thereon to the date of payment (such amount being the "Partnership Liquidation Distribution").


     The Limited Partnership Agreement provides that the Partnership shall be dissolved and its affairs shall be wound up: (i) upon the bankruptcy, insolvency or dissolution of the General Partner, (ii) upon the assignment by the General Partner of its entire interest in the Partnership when the assignee is not admitted to the Partnership as a general partner of the Partnership in accordance with the Limited Partnership Agreement, or the filing of a certificate of dissolution or its equivalent with respect to the General Partner, or the revocation of the General Partner's charter and the expiration of 90 days after the date of notice to the General Partner of revocation without a reinstatement of its charter, or if any other event occurs that causes the General Partner to cease to be a general partner of the Partnership under the Partnership Act, unless the business of the Partnership is continued in accordance with the Partnership Act, (iii) if the Partnership has redeemed or otherwise purchased all the Partnership Preferred Securities, (iv) upon the entry of a decree of judicial dissolution or (v) upon the written consent of all partners of the Partnership.

VOTING RIGHTS

     Except as provided below and under "Description of the Partnership Guarantee -- Amendments and Assignment" and as otherwise required by law and the Limited Partnership Agreement, the holders of the Partnership Preferred Securities will have no voting rights.

     Not later than 30 days after any Partnership Enforcement Event occurs, the General Partner will convene a meeting for the purpose of appointing a Special Representative. If the General Partner fails to convene such meeting within such 30-day period, the holders of 10% in liquidation preference of the outstanding Partnership Preferred Securities will be entitled to convene such meeting. The provisions of the Limited Partnership Agreement relating to the convening and conduct of the meetings of the partners will apply with respect to any such meeting. In the event that, at any such meeting, holders of less than a majority in aggregate liquidation preference of Partnership Preferred Securities entitled to vote for the appointment of a Special Representative vote for such appointment, no Special Representative shall be appointed. Any Special Representative appointed shall cease to be a Special Representative of the Partnership and the limited partners if (i) the Partnership (or the Company pursuant to the Partnership Guarantee) shall have paid in full all accrued and unpaid distributions on the Partnership Preferred Securities, (ii) any Investment Event of Default giving rise to the Partnership Enforcement Event shall have been cured, and (iii) the Company is in compliance with all its obligations under the Partnership Guarantee and the Company, in its capacity as the General Partner, shall continue the business of the Partnership without dissolution. Notwithstanding the appointment of any such Special Representative, the Company shall continue as General Partner and shall retain all rights under the Limited Partnership Agreement, including the right to declare, in its sole discretion, the payment of distributions on the Partnership Preferred Securities for which the failure of such declaration would not constitute a default under the Limited Partnership Agreement.

     If any proposed amendment to the Limited Partnership Agreement provides for, or the General Partner otherwise proposes to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Partnership Preferred Securities, whether by way of amendment to the Limited Partnership Agreement or otherwise (including, without limitation, the authorization or issuance of any limited partner interests in the Partnership ranking, as to participation in the profits or distributions or in the assets of the Partnership, senior to the Partnership Preferred Securities), or (ii) the dissolution, winding-up or termination of the Partnership, other than (x) in connection with the occurrence of a Partnership Special Event or (y) in certain limited circumstances described under "-- Merger, Consolidation or Amalgamation of the Partnership," then the holders of outstanding Partnership Preferred Securities will be entitled to vote on such amendment or proposal of the General Partner (but not on any other amendment or proposal) as a class, and such amendment or proposal shall not be effective except with the approval of the holders of a majority in liquidation preference of such outstanding Partnership Preferred Securities having a right to vote on the matter; provided, however, that if the Property Trustee on behalf of the Trust is the holder of the Partnership Preferred Securities, any such amendment or proposal not excepted by clauses (x) and (y) above shall not be effective without the prior or concurrent approval of the holders of a majority in liquidation amount of the outstanding Trust Preferred Securities having a right to vote on such matters.

     The General Partner shall not (i) direct the time, method and place of conducting any proceeding for any remedy available, (ii) waive any Investment Event of Default that is waivable under the Affiliate Investment Instruments,
(iii) exercise any right to rescind or annul a declaration that the principal of any Affiliate Investment Instruments which are debt instruments shall be due and payable, (iv) waive the breach of the covenant by the Company to restrict certain payments by the Company and its majority owned subsidiaries, or (v) consent to any amendment, modification or termination of any Affiliate Investment Instrument, where such consent shall be required from the holder thereof, without, in each case, obtaining the prior approval of the holders of at least a majority in liquidation preference of the Partnership Preferred Securities; provided, however, that if the Property Trustee on behalf of the Trust is the holder of the Partnership Preferred Securities, such waiver, consent or amendment or other action shall not be effective without the prior or concurrent approval of at least a majority in liquidation amount of the outstanding Trust Preferred Securities having a right to vote on such matters. The General Partner shall not revoke any action previously authorized or approved by a vote of the holders of the Partnership Preferred Securities. The General Partner shall notify all holders of the Partnership Preferred Securities of any notice of an Investment Event of Default received with respect to any Affiliate Investment Instrument.

     Any required approval of holders of Partnership Preferred Securities may be given at a separate meeting of holders of Partnership Preferred Securities convened for such purpose, at a meeting of all of the partners in the Partnership or pursuant to written consent. The Partnership will cause a notice of any meeting at which holders of Partnership Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Partnership Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matters upon which written consent is sought and (iii) instruction for the delivery of proxies or consents. No vote or consent of the holders of Partnership Preferred Securities will be required for the Partnership to redeem and cancel Partnership Preferred Securities in accordance with the Limited Partnership Agreement.

     Notwithstanding that holders of Partnership Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Partnership Preferred Securities at such time that are owned by the Company or by any entity more than 50% of which is owned by the Company, either directly or indirectly, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding; provided, however, that persons (other than affiliates of the Company) to whom the Company or any of its subsidiaries have pledged Trust Preferred Securities may vote or consent with respect to such pledged Trust Preferred Securities under any of the circumstances described herein.

     Holders of the Partnership Preferred Securities will have no rights to remove or replace the General Partner.

MERGER, CONSOLIDATION OR AMALGAMATION OF THE PARTNERSHIP

     The Partnership may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, without the consent of the holders of the Partnership Preferred Securities, except in certain limited circumstances and upon compliance with certain specified conditions. In any event, the Partnership will not take any such action unless, prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion of nationally recognized independent counsel to the Partnership experienced in such matters to the effect that (A) such successor entity will be treated as a partnership for United States federal income tax purposes, (B) such merger, consolidation, amalgamation or replacement would not cause the Trust to be classified as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes, (C) following such merger, consolidation, amalgamation or replacement, the Company and such successor entity will be in compliance with the 1940 Act without registering thereunder as an investment company, and (D) such merger, consolidation, amalgamation or replacement will not adversely affect the limited liability of the holders of the Partnership Preferred Securities.

BOOK-ENTRY AND SETTLEMENT

     If the Partnership Preferred Securities are distributed to holders of Trust Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Trust Special Event, the Partnership Preferred Securities will be issued in the form of one or more global certificates (each a "Global Partnership Security") registered in the name of DTC as the depository or its nominee. For a description of DTC and the specific terms of the Depository arrangements, see "Description of the Trust Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company." As of the date of this Prospectus, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Trust Preferred Securities apply in all material respects to any Partnership Preferred Securities represented by one or more Global Partnership Securities.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

     The General Partner will act as registrar, transfer agent and paying agent for the Partnership Preferred Securities for so long as the Partnership Preferred Securities are held by the Trust or, if the Trust is liquidated in connection with a Trust Special Event, for so long as the Partnership Preferred Securities remain in book-entry only form. In the event the Partnership Preferred Securities are distributed in connection with a Trust Special Event and the book-entry system for the Partnership Preferred Securities is discontinued, it is anticipated that The Chase Manhattan Bank or one of its affiliates will act as registrar, transfer agent and paying agent for the Partnership Preferred Securities.

     Registration of transfers of Partnership Preferred Securities will be effected without charge by or on behalf of the Partnership, but upon payment (with the giving of such indemnity as the Partnership or the General Partner may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

     The Partnership will not be required to register or cause to be registered the transfer of Partnership Preferred Securities after such Partnership Preferred Securities have been called for redemption.

MISCELLANEOUS

     The General Partner is authorized and directed to conduct its affairs and to operate the Partnership in such a way that (i) the Partnership will not be deemed to be an "investment company" required to be registered under the 1940 Act, (ii) the Affiliate Investment Instruments that are debt instruments will be treated as indebtedness of the issuer of such debt instruments for United States federal income tax purposes and (iii) the Partnership will not be treated as an association or a publicly traded partnership taxable as a corporation. In this connection, the General Partner is authorized to take any action, not inconsistent with applicable law, the certificate of limited partnership of the Partnership or the Limited Partnership Agreement, that the General Partner determines in its discretion to be necessary or desirable for such purposes as long as such action does not adversely affect the interests of the holders of the Partnership Preferred Securities.

                    DESCRIPTION OF THE PARTNERSHIP GUARANTEE

     Set forth below is a summary of information concerning the Partnership Guarantee that will be executed and delivered by the Company for the benefit of the holders from time to time of Partnership Preferred Securities. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Partnership Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The General Partner will hold the Partnership Guarantee for the benefit of the holders of the Partnership Preferred Securities.

GENERAL

     Pursuant to the Partnership Guarantee, the Company will irrevocably agree, on a subordinated basis to the extent set forth therein, to pay in full to the holders of the Partnership Preferred Securities (without duplication of amounts theretofore paid by the Partnership), as and when due, regardless of any defense, right of set-off or counterclaim that the Partnership may have or assert, the following payments (the "Partnership Guarantee Payments"): (i) any accrued and unpaid distributions that have theretofore been declared on the Partnership Preferred Securities out of funds legally available therefor, (ii) the redemption price with respect to any Partnership Preferred Securities called for redemption by the Partnership out of funds legally available therefor, and
(iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Partnership, the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid distributions on the Partnership Preferred Securities to the date of payment and (b) the amount of assets of the Partnership after satisfaction of all liabilities remaining available for distribution to holders of Partnership Preferred Securities in liquidation of the Partnership. The Company's obligation to make a Partnership Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Partnership Preferred Securities or by causing the Partnership to pay such amounts to such holders.

     The Partnership Guarantee will be a guarantee on a subordinated basis with respect to the Partnership Preferred Securities from the time of issuance of such Partnership Preferred Securities but will not apply to any payment of distributions or Redemption Price, or to payments upon the dissolution, winding-up or termination of the Trust, except to the extent the Partnership shall have funds available therefor. If Investment Affiliates (including, where applicable, the Company, as guarantor) of the Affiliate Investment Instruments in which the Partnership invests fail to make any payment in respect of such securities (or, if applicable, guarantees), the Partnership may not declare or pay dividends on the Partnership Preferred Securities. In such event, holders of the Partnership Preferred Securities would not be able to rely upon the Partnership Guarantee for payment of such amounts. Instead, holders of the Partnership Preferred Securities will have the remedies described herein under "Description of the Partnership Preferred Securities -- Partnership Enforcement Events," including the right to direct the General Partner or the Special Representative, as the case may be, to enforce the covenant restricting certain distributions by the Company. See "-- Certain Covenants of the Company" below.

     The Guarantees, when taken together with the Company Debenture and the Company's obligations to pay all fees and expenses of the Trust and the Partnership, constitute a guarantee to the extent set forth herein by the Company of the distribution, redemption and liquidation payments payable to the holders of the Trust Preferred Securities. The Guarantees do not apply, however, to current distributions by the Partnership unless and until such distributions are declared by the Partnership out of funds legally available for payment or to liquidating distributions unless there are assets available for payment in the Partnership, each as more fully described under "Risk Factors -- Insufficient Income or Assets Available to Partnership."

CERTAIN COVENANTS OF THE COMPANY

     The Company will covenant in the Partnership Guarantee that if for any distribution period, (a) full distributions on a cumulative basis on any Partnership Preferred Securities have not been paid or declared and set apart for payment, (b) an Investment Event of Default by any Investment Affiliate in respect of any Affiliate Investment Instrument has occurred and is continuing or
(c) the Company is in default of its obligations under the Trust Guarantee, the Partnership Guarantee or any Investment Guarantee, then, during such period (i) the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of its capital stock (except for dividends or distributions in shares of its common stock and exchanges of common stock of one class for common stock of another class), (ii) the Company shall not make any payment or cause any payment to be made that would result in, and shall take such action as shall be necessary to prevent, the payment of dividends on, any distribution with respect to, any redemption, purchase or other acquisition of, or any liquidation payment with respect to, any Comparable Equity Interest, and (iii) the Company shall not make any guarantee payments with respect to the foregoing.

EVENTS OF DEFAULT; ENFORCEMENT OF PARTNERSHIP GUARANTEE

     An event of default under the Partnership Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of the Partnership Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Special Representative in respect of the Partnership Guarantee or to direct the exercise of any trust or power conferred upon the Special Representative under the Partnership Guarantee. If the Special Representative fails to enforce its rights under the Partnership Guarantee, after a holder of Partnership Preferred Securities has made a written request, such holder of Partnership Preferred Securities may institute a legal proceeding directly against the Company to enforce the Special Representative's rights under the Partnership Guarantee without first instituting a legal proceeding against the Partnership, the Special Representative or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a guarantee payment, a holder of Partnership Preferred Securities may directly institute a proceeding against the Company for enforcement of the Partnership Guarantee for such payment.

STATUS OF THE PARTNERSHIP GUARANTEE; SUBORDINATION

     The Partnership Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior to all other liabilities of the Company and will rank pari passu with the most senior preferred stock issued from time to time by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred security of any affiliate of the Company. The Limited Partnership Agreement provides that each holder of Partnership Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Partnership Guarantee.

     The Partnership Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may directly institute a legal proceeding against the Company to enforce its rights under the Partnership Guarantee without instituting a legal proceeding against any other person or entity).

     The Partnership Guarantee will be deposited with the General Partner to be held for the benefit of the holders of the Partnership Preferred Securities. In the event of the appointment of a Special Representative to, among other things, enforce the Partnership Guarantee, the Special Representative may take possession of the Partnership Guarantee for such purpose. If no Special Representative has been appointed to enforce the Partnership Guarantee, the General Partner has the right to enforce the Partnership Guarantee on behalf of the holders of the Partnership Preferred Securities.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of Partnership Preferred Securities (in which case no consent will be required), the Partnership Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation preference of the outstanding Partnership Preferred Securities. All guarantees and agreements contained in the Partnership Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Partnership Preferred Securities then outstanding. Except in connection with any permitted merger or consolidation of the Company with or into another entity or any permitted sale, transfer or lease of the Company's assets to another entity as described above under "Description of the Partnership Preferred Securities -- Merger, Consolidation or Amalgamation of the Partnership," the Company may not assign its rights or delegate its obligations under the Partnership Guarantee without the prior approval of the holders of at least a majority of the aggregate stated liquidation amount of the Partnership Preferred Securities then outstanding.

TERMINATION OF THE PARTNERSHIP GUARANTEE

     The Partnership Guarantee will terminate and be of no further force and effect as to the Partnership Preferred Securities upon (i) full payment of the redemption price of all Partnership Preferred Securities or (ii) full payment of the amounts payable in accordance with the Limited Partnership Agreement upon liquidation of the Partnership. The Partnership Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Partnership Preferred Securities must in accordance with the Partnership Act restore payment of any sums paid under the Partnership Preferred Securities or the Partnership Guarantee. The Partnership Act provides that a limited partner of a limited partnership who wrongfully receives a distribution may be liable to the limited partnership for the amount of such distribution.

GOVERNING LAW

     The Partnership Guarantee will be governed by and construed in accordance with the laws of the State of New York.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a summary of the material United States federal income tax considerations that may be relevant to the purchase, ownership and disposition of Trust Preferred Securities and represents the opinion of Vinson & Elkins L.L.P., counsel to the Company, the Trust and the Partnership ("Tax Counsel"), insofar as it relates to matters of law and legal conclusions. Unless otherwise stated, this summary deals only with Trust Preferred Securities held as capital assets by United States Persons (defined below) who purchase the Trust Preferred Securities upon original issuance. As used herein, a "United States Person" means a person that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust which is not treated as a foreign estate or foreign trust for United States federal tax purposes. The tax treatment of a holder may vary depending on its particular situation. This summary does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or foreign investors. This summary does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Trust Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

     The Trust Preferred Securities are not being marketed to persons that are not United States Persons ("non-United States Persons") and, consequently, the following discussion does not discuss the tax consequences that might be relevant to non-United States Persons. Moreover, in order to protect the Trust and the Partnership from potential adverse consequences, non-United States Persons will be subject to withholding on distributions on the Trust Preferred Securities held by such non-United States Persons at a rate of 30%. In determining a holder's status, the United States entity otherwise required to withhold taxes may rely on an IRS form W-8, an IRS form W-9, or a holder's certification of its non-foreign status signed under penalty of perjury. Non-United States Persons should consult their own tax advisors as to the specific United States federal income tax consequences of the purchase, ownership, and disposition of Trust Preferred Securities.

     Tax Counsel has advised that there is no authority directly on point dealing with securities such as the Trust Preferred Securities or transactions of the type described herein and that the opinions of Tax Counsel are not binding on the Internal Revenue Service ("IRS") or the courts, either of which could take a contrary position. No rulings have been or will be sought from the IRS. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed herein or that a court would not sustain such a challenge. Nevertheless, Tax Counsel has advised that it is of the view that, if challenged, the opinions expressed herein would be sustained by a court with jurisdiction in a properly presented case.

     HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE TRUST PREFERRED SECURITIES OR REDEMPTION OF THE PARTNERSHIP PREFERRED SECURITIES UPON THE OCCURRENCE OF CERTAIN TAX EVENTS, SEE "DESCRIPTION OF THE TRUST PREFERRED SECURITIES -- TRUST SPECIAL EVENT REDEMPTION OR DISTRIBUTION" AND "DESCRIPTION OF THE PARTNERSHIP PREFERRED SECURITIES -- PARTNERSHIP SPECIAL EVENT REDEMPTION" RESPECTIVELY.

CLASSIFICATION OF THE TRUST

     Tax Counsel is of the opinion that, under current law, and based on certain representations, facts and assumptions set forth in such opinion, the Trust will not be classified for United States federal income tax purposes as an association or a publicly traded partnership taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Trust Preferred Securities will be required to include in its gross income its distributive share of income attributable to the Partnership, which generally will be equal to such holder's allocable share of amounts accrued on the Partnership Preferred Securities. No amount included in income with respect to the Trust Preferred Securities will be eligible for the corporate dividends-received deduction.

CLASSIFICATION OF THE PARTNERSHIP

     Tax Counsel is of the opinion that, under current law, and based on certain representations, facts and assumptions set forth in such opinion, the Partnership will be classified for United States federal income tax purposes as a partnership and not as an association or a publicly traded partnership taxable as a corporation.

     The General Partner has represented that it intends to operate the Partnership in a manner such that it will continue to constitute a partnership for all taxable years in which any Partnership Preferred Securities remain outstanding. In particular, pursuant to the Limited Partnership Agreement, the General Partner is prohibited from taking any action that would cause the Partnership to constitute a "publicly traded partnership" taxable as a corporation under section 7704(a) of the Code. Accordingly, it is expected that the Partnership will continue to qualify as a partnership, and therefore will not constitute a publicly traded partnership taxable as a corporation, for all taxable years in which the Partnership Preferred Securities remain outstanding. If, however, the Partnership were to constitute a publicly traded partnership taxable as a corporation with respect to a future taxable year, the Partnership's net income would be subject to United States federal income tax at the applicable corporate rates.

CLASSIFICATION OF THE DEBENTURES

     Tax Counsel is of the opinion that, under current law, and based on certain representations, facts and assumptions set forth in such opinion, the Debentures will be classified as indebtedness of the issuer owned by the Partnership for United States federal income tax purposes.

INCOME AND DEDUCTIONS


     The Partnership will be an accrual basis taxpayer for United States federal income tax purposes. Accordingly, income will accrue on the Trust Preferred Securities and will be allocated to holders of Trust Preferred Securities on a daily accrual basis, generally at a rate that is expected to be equal to (and that will not be greater than) the distribution rate on the Trust Preferred Securities, regardless of the holders' method of accounting. Actual cash distributions on the Trust Preferred Securities, however, will not be separately reported as taxable income to the holders at the time they are received. Therefore, if quarterly distributions on the Trust Preferred Securities are paid currently as expected, the amount of income recognized by a holder who holds Trust Preferred Securities for a full year generally will equal the cash distributions received by the holder with respect to its Trust Preferred Securities for such year.


     If, however, distributions on the Partnership Preferred Securities are not made currently, the corresponding distributions on the Trust Preferred Securities will not be made currently. Because the Partnership is an accrual basis taxpayer it can be expected that during a period in which payment on the Debentures or distributions on the Partnership Preferred Securities are deferred (for whatever reason), holders will generally recognize income in advance of their receipt of any cash distributions with respect to their Trust Preferred Securities. The amount of income that will be allocated to holders of Trust Preferred Securities during any such deferral period will equal their pro rata share of the amount accruing on the Partnership Preferred Securities during such deferral period.

RECEIPT OF PARTNERSHIP PREFERRED SECURITIES UPON LIQUIDATION OF THE TRUST

     Under certain circumstances, as described under the caption "Description of the Trust Preferred Securities -- Trust Special Event Redemption or Distribution," Partnership Preferred Securities may be distributed to holders of Trust Preferred Securities in liquidation of the Trust. Unless the liquidation of the Trust occurs as a result of the Trust's being subject to United States federal income tax with respect to income accrued or received on the Partnership Preferred Securities, such a distribution to holders would be treated as a nontaxable event to each holder, each holder would receive an aggregate tax basis in the Partnership Preferred Securities equal to such holder's aggregate tax basis in its Trust Preferred Securities, and a holder's holding period for the Partnership Preferred Securities so received in liquidation of the Trust would include the period during which the Trust Preferred Securities were held by such holder. If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the Partnership Preferred Securities, the distribution of Partnership Preferred Securities to holders by the Trust would be a taxable event to each holder, and a holder would recognize gain or loss measured by the difference between the holder's tax basis in the Trust Preferred Securities and the fair market value of the Partnership Preferred Securities received in exchange therefor upon the liquidation of the Trust.

REDEMPTION OF TRUST PREFERRED SECURITIES FOR CASH

     Under certain circumstances, as described under the caption "Description of the Trust Preferred Securities -- Redemption," "Description of the Trust Preferred Securities -- Trust Special Event Redemption or Distribution" and "Description of the Partnership Preferred Securities -- Partnership Special Event Redemption," the General Partner may cause the Partnership to redeem the Partnership Preferred Securities for cash, in which event the Trust would use the proceeds of such redemption to redeem the Trust Preferred Securities. Upon such a redemption, a holder would recognize gain to the extent the amount of cash received exceeded the holder's tax basis in its Trust Preferred Securities, and would recognize loss only if all of the holder's Trust Preferred Securities were redeemed and if (and to the extent that) the cash received were less than the holder's tax basis for its Trust Preferred Securities. See "-- Disposition of Trust Preferred Securities."

DISPOSITION OF TRUST PREFERRED SECURITIES

     A holder that sells Trust Preferred Securities will recognize gain or loss equal to the difference between the amount realized on the sale of the Trust Preferred Securities and the holder's tax basis in such Trust Preferred Securities. Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the Trust Preferred Securities have been held for more than one year at the time of the sale. A holder will be required to include the holder's allocable portion of the accrued interest on the Debentures and the Eligible Debt Securities through the date of disposition in income as ordinary income (to the extent not previously included in income) and to add such amount to the adjusted tax basis of its Trust Preferred Securities. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

     A holder's tax basis in its Trust Preferred Securities generally will be equal to (i) the amount paid by such holder for its Trust Preferred Securities,
(ii) increased by the amount includible in income by such holder, and (iii) reduced by the amount of cash or other property distributed to such holder with respect to its Trust Preferred Securities.

OTHER PARTNERSHIP PROVISIONS

     Section 708. Under Section 708 of the Code, the Partnership will be deemed to terminate for United States federal income tax purposes if 50% or more of the capital and profits interests in the Trust are sold or exchanged within a 12-month period. If such a deemed termination were to occur, the Partnership would be considered to have distributed its assets to the partners who would then be treated as having recontributed those assets to a new partnership. If any such constructive termination occurs, the General Partner may be unable to comply with certain technical requirements that might be applicable for various reasons including the likely lack of relevant data. As a result, the Partnership may be subject to certain tax penalties and may incur additional expenses, which will be the obligation of the General Partner. Proposed Treasury regulations, should they become effective, will mitigate some of the effects of a constructive termination.

     Section 701. The Department of Treasury has promulgated regulations under
Section 701 of the Code that permit it to disregard or recast a transaction if a partnership is formed or availed of with a principal purpose to reduce substantially the present value of the partners' aggregate tax liability in a manner inconsistent with the intent of the partnership provisions of the Code. Although there is no precedent that applies to the transactions contemplated herein, Tax Counsel believes that the Partnership is not of the type intended to fall within the scope of these regulations.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Income on the Trust Preferred Securities will be reported to holders on an IRS Form 1099, which should be mailed to holders of Trust Preferred Securities by January 31 following each calendar year. Payments made on and proceeds from the sale of Trust Preferred Securities may be subject to a "back-up" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amount generally will be allowed as a credit against the holder's United States federal income tax, provided the required information is timely filed with the IRS.

PROPOSED LEGISLATION

     On March 19, 1996, as part of President Clinton's Fiscal 1997 Budget Proposal, the Treasury Department proposed legislation that would, among other things, treat as equity for United States federal income tax purposes instruments with a maximum term of more than 20 years that are not shown as indebtedness on the consolidated balance sheet of the issuer. If the proposed legislation is enacted, such legislation is not expected to apply to the Debentures. In any event, based on statements by Congressional leaders it is not expected that the legislation would have a retroactive effective date. There can be no assurances, however, that legislation enacted after the date hereof will not adversely affect the tax treatment of the Debentures, or that such tax treatment will not cause a Partnership Tax Event or a Trust Tax Event that may result in the redemption of the Partnership Preferred Securities and, consequently, the Trust Preferred Securities.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement"), the Trust has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative (the "Representative"), has severally agreed to purchase the number of Trust Preferred Securities set forth opposite its name below. In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Trust Preferred Securities offered hereby if any of the Trust Preferred Securities are purchased. In the event of default by an Underwriter, the Purchase Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Purchase Agreement may be terminated.


                                                                                NUMBER OF
                                                                             TRUST PREFERRED
                                        UNDERWRITER                            SECURITIES
                                                                             ---------------
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated..............................................     1,500,000
    Dean Witter Reynolds Inc...............................................     1,300,000
    A.G. Edwards & Sons, Inc...............................................     1,300,000
    PaineWebber Incorporated...............................................     1,300,000
    Rauscher Pierce Refsnes, Inc...........................................     1,300,000
    Smith Barney Inc.......................................................     1,300,000
                                                                                ---------
                 Total.....................................................     8,000,000
                                                                                =========



     The Underwriters propose to offer the Trust Preferred Securities, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and, in part, to certain securities dealers at such price less a concession of $.50 per Trust Preferred Security, provided that such concession for sales of 10,000 or more Trust Preferred Securities to a single purchaser will not be in excess of $.30 per Trust Preferred Security. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of $.40 per Trust Preferred Security to certain brokers and dealers. After the Trust Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representative.



     In view of the fact that the proceeds of the sale of the Trust Preferred Securities will ultimately be used to purchase the investment instruments of the Company and its subsidiaries, the Purchase Agreement provides that the Company will pay as compensation ("Underwriters' Compensation") to the Underwriters arranging the investment therein of such proceeds, an amount in immediately available funds of $.7875 per Trust Preferred Security (or $6,300,000 in the aggregate) for the accounts of the several Underwriters; provided that, such compensation for sales of 10,000 or more Trust Preferred Securities to any single purchaser will be $.50 per Trust Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence.


     During a period of 30 days from the date of the Prospectus, neither the Trust nor the Company will, without the prior written consent of the Underwriters, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any Trust Preferred Securities, any Partnership Preferred Securities, any preferred stock of the Company or any security convertible into or exchangeable into or exercisable for Trust Preferred Securities or Partnership Preferred Securities or any preferred stock of the Company.

     The Trust Preferred Securities have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Trading of the Trust Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Trust Preferred Securities. The Representative has advised the Trust that the Underwriters intend to make a market in the Trust Preferred Securities prior to the commencement of trading on the New York Stock Exchange. The Underwriters will have no obligation to make a market in the Trust Preferred Securities, however, and may cease market making activities, if commenced, at any time.

     Prior to this offering there has been no public market for the Trust Preferred Securities. In order to meet one of the requirements for listing the Trust Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Trust Preferred Securities to a minimum of 400 beneficial holders.

     The Company, the Trust and the Partnership have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Underwriters and/or their affiliates have provided investment banking and financial advisory services to Enron, its subsidiaries or affiliates in the past, for which they have received customary compensation and expense reimbursement, and may do so again in the future.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Trust, the Partnership and Enron by James V. Derrick, Jr., Esq., Senior Vice President and General Counsel of Enron. Mr. Derrick owns substantially less than 1% of the outstanding shares of Common Stock of Enron. The federal income tax consequences of the Trust Preferred Securities have been passed upon by Vinson & Elkins L.L.P. The validity of the securities offered hereby will be passed upon on behalf of the Underwriters by Bracewell & Patterson, L.L.P. and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Underwriters. Each of Bracewell & Patterson, L.L.P. and Skadden, Arps, Slate, Meagher & Flom LLP currently provides services to Enron and certain of its subsidiaries and affiliates as outside counsel on matters unrelated to the issuance of the securities offered hereby.

                                    EXPERTS

     The consolidated financial statements and schedule included in Enron's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. The consolidated financial statements and schedule referred to above and such reports have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The letter report of DeGolyer and MacNaughton, independent petroleum consultants, included as an exhibit to Enron's Annual Report on Form 10-K for the year ended December 31, 1995, and the estimates from the reports of that firm appearing in such Annual Report, are incorporated by reference herein on the authority of said firm as experts in petroleum engineering and in giving such reports.

                        INDEX OF SELECTED DEFINED TERMS

1940 Act................................................................................    11
Affiliate Debentures....................................................................    38
Affiliate Investment Instruments........................................................    22
Beneficial Owner........................................................................    31
Business Day............................................................................    24
Change in 1940 Act Law..................................................................    27
Code....................................................................................    48
Company.................................................................................     1
Commission..............................................................................     5
Company Debenture.......................................................................    38
Comparable Equity Interest..............................................................    35
Debentures..............................................................................     2
Declaration.............................................................................    21
Delaware Trustee........................................................................    21
Depository..............................................................................    31
DTC.....................................................................................     1
DTC's nominee...........................................................................    31
Earnings................................................................................    17
Eligible Debt Securities................................................................    39
Eligible Institution....................................................................    39
Enron...................................................................................     1
Exchange Act............................................................................     5
FDIC....................................................................................    39
Fixed Charges...........................................................................    17
General Partner.........................................................................     2
Global Certificates.....................................................................    31
Global Partnership Security.............................................................    44
Guarantees..............................................................................     2
Independent Financial Advisor...........................................................    40
Indirect Participants...................................................................    31
Initial Partnership Proceeds............................................................    38
Investment Affiliate....................................................................    40
Investment Events of Default............................................................    39
Investment Guarantees...................................................................     2
Limited Partnership Agreement...........................................................    21
New York Stock Exchange.................................................................     1
non-United States Persons...............................................................    48
Participants............................................................................    31
Partnership.............................................................................     1
Partnership Act.........................................................................    22
Partnership Enforcement Event...........................................................    37
Partnership Guarantee...................................................................     2
Partnership Guarantee Payments..........................................................    45
Partnership Investment Company Event....................................................    41
Partnership Liquidation Distribution....................................................    42
Partnership Preferred Securities........................................................     1
Partnership Special Event...............................................................    41
Partnership Tax Event...................................................................    41
Property Account........................................................................    21
Property Trustee........................................................................    21
Purchase Agreement......................................................................    52

Redemption Price........................................................................     3
Registration Statement..................................................................     5
Regular Trustees........................................................................    21
Representative..........................................................................    52
Securities Act..........................................................................     5
Special Event...........................................................................    15
Special Representative..................................................................    38
Tax Action..............................................................................    27
Tax Counsel.............................................................................    48
TOPrS(SM)...............................................................................     1
Trust...................................................................................     1
Trust Act...............................................................................    21
Trust Common Securities.................................................................     1
Trust Dissolution Tax Opinion...........................................................    26
Trust Enforcement Event.................................................................    25
Trust Guarantee.........................................................................     2
Trust Guarantee Payments................................................................    34
Trust Guarantee Trustee.................................................................    21
Trust Indenture Act.....................................................................    21
Trust Investment Company Event..........................................................    27
Trust Liquidation.......................................................................    28
Trust Liquidation Distribution..........................................................    10
Trust Preferred Securities..............................................................     1
Trust Redemption Tax Opinion............................................................    26
Trust Securities........................................................................     1
Trust Special Event.....................................................................    26
Trust Tax Event.........................................................................    26
Trustees................................................................................    21
United States Person....................................................................    48
Underwriters' Compensation..............................................................    52

===============================================================================


     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE TRUST, THE PARTNERSHIP OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE TRUST PREFERRED SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY, THE TRUST OR THE PARTNERSHIP SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................     5
Incorporation of Certain Documents by
  Reference...........................     6
Prospectus Summary....................     7
Risk Factors..........................    14
Use of Proceeds.......................    17
Ratio of Earnings to Fixed Charges....    17
Capitalization........................    18
The Company...........................    19
Description of the Trust..............    21
Description of the Partnership........    22
Description of the Trust Preferred
  Securities..........................    23
Description of the Trust Guarantee....    34
Description of the Partnership
  Preferred Securities................    36
Description of the Partnership
  Guarantee...........................    45
Certain Federal Income Tax
  Considerations......................    48
Underwriting..........................    52
Legal Matters.........................    53
Experts...............................    53
Index of Selected Defined Terms.......    54

===============================================================================

===============================================================================

                                   8,000,000
                           TRUST PREFERRED SECURITIES

                             ENRON CAPITAL TRUST I


                             8.30% TRUST ORIGINATED

                            PREFERRED SECURITIES(SM)

                                 ("TOPRS(SM)")

                          GUARANTEED TO THE EXTENT SET
                                FORTH HEREIN BY

                                ENRON CORP LOGO

                          ---------------------------

                                   PROSPECTUS

                          ---------------------------

                              MERRILL LYNCH & CO.
                           DEAN WITTER REYNOLDS INC.
                           A.G. EDWARDS & SONS, INC.
                            PAINEWEBBER INCORPORATED
                         RAUSCHER PIERCE REFSNES, INC.
                               SMITH BARNEY INC.

                               NOVEMBER 18, 1996


                (SM) "Trust Originated Preferred Securities" and
             "TOPrS" are service marks of Merrill Lynch & Co., Inc.

===============================================================================